Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (including all exhibits, annexes or supplements hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 14, 2020, is entered into by and among (i) Lonestar Resources US Inc. (“Parent”), (ii) Lonestar Resources America Inc. (“Lonestar”), (iii) each other direct and indirect wholly-owned, domestic subsidiary of Parent party hereto (each a “Lonestar Subsidiary” and, collectively with Parent and Lonestar, the “Company” and each, a “Company Party”), (iv) the RBL Agent (as defined below), in its capacity as such, (v) the RBL Lenders (as defined below) party hereto (the “Consenting RBL Lenders”), (vi) the Noteholders (as defined below) party hereto (the “Consenting Noteholders” and, together with the Consenting RBL Lenders, the “Consenting Creditors”) and (vii) each transferee that becomes a Permitted Transferee (as defined below) or Affiliate Transferee (as defined below) in accordance with Section 10. Each of the foregoing are referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of July 28, 2015 (as amended, modified, or supplemented from time to time, the “RBL Credit Agreement”), by and among Lonestar, as borrower, Citibank, N.A., as administrative agent (in such capacity, the “RBL Agent”), the lenders party thereto from time to time (the “RBL Lenders”) and the other parties thereto. As of the date hereof, the aggregate principal amount outstanding under the RBL Credit Agreement is $285,000,000, and the Consenting RBL Lenders, in the aggregate, hold not less than 100% of the aggregate principal amount outstanding under the RBL Credit Agreement;

WHEREAS, reference is made to that certain Indenture, dated as of January 4, 2018 (as amended, modified, or supplemented from time to time), by and among Lonestar, as issuer, each of the guarantors party thereto from time to time, UMB Bank, N.A., as trustee (in such capacity, together with any successor trustee, the “Notes Trustee”), governing the issuance of the 11.250% Senior Notes due 2023 (the “Notes” and the indenture governing the Notes, the “Indenture” and the holders of the Notes, the “Noteholders”). Any and all claims and obligations arising under or in connection with the Indenture are defined herein as the “Notes Claims.” As of the date hereof, the aggregate principal amount outstanding under the Notes is $250,000,000, and the Consenting Noteholders, in the aggregate, hold not less than 67.1% of the aggregate principal amount of the outstanding Notes;

WHEREAS, the Parties have engaged in good faith, arm’s length negotiations regarding the principal terms of a prepackaged chapter 11 plan of reorganization through which the Company will seek to restructure its debt obligations and capital structure and recapitalize the Company in accordance with and subject to the terms and conditions set forth herein and in the plan term sheet attached hereto as Exhibit A (including any exhibits, supplements and schedules attached thereto, as such plan term sheet may be amended, modified, or supplemented from time to time in accordance with the terms hereof, the “Plan Term Sheet”)1 and incorporated herein pursuant to Section 32 of this Agreement. The restructuring contemplated herein and by the Plan Term Sheet is referred to in this Agreement as the “Transaction”; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the Transaction on the terms and conditions set forth herein and in the Plan Term Sheet;

NOW, THEREFORE, in consideration of the promises, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    The Transaction

Subject to the terms and conditions of this Agreement, the Plan Term Sheet and the other exhibits attached hereto and thereto, the Parties agree as follows for the period, with respect to each Party, commencing on the Agreement Effective Date (as defined below) (or, in the case of any Consenting Creditor that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Creditor becomes a party hereto by executing a joinder in accordance with the terms hereof) and ending on the date on which this Agreement is terminated in accordance with Section 6 below, as to such Party (the “Support Period”):

a.    Generally. Each of the Parties will act in good faith and use commercially reasonable efforts to cause to occur and cooperate in the prompt consummation of the Transaction on terms and conditions consistent in all respects with the Plan Term Sheet and this Agreement. The agreements, representations, warranties, covenants, and obligations of the Company under or in connection with this Agreement are joint and several in all respects, but the agreements, representations, warranties, covenants, and obligations of the Consenting Creditors under or in connection with this Agreement are several and not joint in all respects. Any breach or violation of this Agreement by a Consenting Creditor shall not result in liability for any other Party.

b.    Form of Transaction. The Transaction shall be implemented through jointly administered voluntary prepackaged cases to be commenced by the Company (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), on or before September 30, 2020 (the “Outside Petition Date”). The Company shall pursue confirmation of a chapter 11 plan of reorganization that is consistent in all respects with the terms and conditions of this Agreement and the Plan Term Sheet (such chapter 11 plan of reorganization, including any exhibits, supplements and schedules attached thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, the “Plan”).

[1]	Capitalized terms used but not otherwise defined herein are defined in accordance with the Plan Term Sheet, which is expressly made part of this Agreement and incorporated herein by reference.

2.    Agreement Effective Date

This Agreement shall become effective on the date and time that completed signature pages to this Agreement have been executed and delivered by (a) the Company Parties, (b) RBL Lenders holding at least 66 2/3% of the aggregate principal amount outstanding under the RBL Credit Agreement (the “Super-Majority RBL Lenders”), and (c) Noteholders holding at least 66 2/3% of the aggregate principal amount outstanding under the Notes (the “Super-Majority Noteholders”) (such date, the “Agreement Effective Date”). The terms and provisions of this Agreement, and the rights, agreements, covenants, and the obligations of the Parties hereunder, shall not become effective or binding until the occurrence of the Agreement Effective Date.

3.    All Parties: Implementation of the Transaction

Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Party hereby covenants and agrees, for the duration of the Support Period:

a.    to negotiate in good faith the definitive documents implementing, achieving or relating to the Transaction or described in or contemplated by this Agreement or the Plan Term Sheet and all related agreements, documents, exhibits, annexes and schedules thereto (collectively, such definitive documents, the “Definitive Documents”), including, but not limited to, the Plan (including the plan supplement and all documents, annexes, schedules, exhibits, amendments, modifications or supplements thereto, or other documents contained therein, including any schedules of rejected contracts), any documentation necessary or appropriate to effectuate the Facilities, any documentation necessary or appropriate to effectuate the issuance of the New Warrants, the new corporate governance documents of the Reorganized Parent (including the bylaws and certificates of incorporation or similar documents, among other governance documents), any new employment contracts with the Reorganized Parent, the disclosure statement used to solicit votes on the Plan (the “Disclosure Statement”) and any other materials used to solicit votes on the Plan, any motion seeking approval of the Disclosure Statement and Plan, the order of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan (the “Combined Disclosure Statement and Confirmation Order”), any pleading in support of entry of the Combined Disclosure Statement and Confirmation Order, any “first day” or “second day” pleadings and any other motions, orders and related documents to be filed by the Company in connection with the Chapter 11 Cases, each of which shall be (i) consistent with this Agreement and the Plan Term Sheet and (ii) otherwise in form and substance reasonably acceptable to the Company, the Consenting RBL Lenders holding more than 50% of the aggregate principal amount outstanding under the RBL Credit Agreement held by the Consenting RBL Lenders (the “Required Consenting RBL Lenders”), and the Consenting Noteholders holding more than 50% of the aggregate principal amount of outstanding Notes held by the Consenting Noteholders (the “Required Consenting Noteholders”), except as otherwise expressly set forth in the Plan Term Sheet;

b.    to promptly execute and deliver (to the extent they are a party thereto) and otherwise use commercially reasonable efforts to support the prompt consummation of the transactions contemplated by the Definitive Documents, once finalized; and

c.    not object to, delay, impede, commence any proceeding, or take any other action to interfere, directly or indirectly, in any material respect with the prompt consummation of the Transaction (or instruct, direct, encourage or support any person or entity to do any of the foregoing).

4.    Support of the Transaction

a.    Consenting Creditors’ Support. Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Consenting Creditor agrees that for the duration of the Support Period it will:

(i)    give any notice, order, instruction, or direction to the RBL Agent or Notes Trustee, as applicable, reasonably necessary to give effect to the Transaction (provided that the Consenting Noteholders shall not be required to provide the Notes Trustee with any indemnity or incur any expense or liability in connection with any such notice, order, instruction or direction), and the execution hereof by the Consenting Noteholders shall constitute such an order, instruction and direction by the Consenting Noteholders to the Notes Trustee;

(ii)    not take any action or direct the RBL Agent or Notes Trustee to take action to accelerate the RBL Claims or Notes Claims, not commence an involuntary bankruptcy case against the Company, and not foreclose, take any enforcement action, or otherwise exercise any remedy against or realize upon any portion of the assets of the Company; provided, however, with respect to this Section 4(a)(ii), each Consenting Creditor’s agreements, as provided herein, shall automatically terminate without requirement for any notice, demand, presentment, act or action of any kind if this Agreement terminates in accordance with Section 6, and each Company Party at that time shall be obligated to comply with and perform all terms, conditions, and provisions of the RBL Documents and Indenture without giving effect to this Section 4(a)(ii), and the Consenting Creditors may at any time thereafter exercise any and all of their rights and remedies at law, contract, in equity or otherwise, including, without limitation, their rights and remedies under the RBL Documents and the Indenture, as applicable, or this Agreement to the extent continuing, in each case, without any further lapse of time, expiration of applicable grace periods, or requirements of notice, all of which are hereby expressly waived by each Company Party; provided, further, that except as expressly provided herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Consenting Creditors under the RBL Documents, the Indenture, that certain Forbearance Agreement, Fourteenth Amendment, and Borrowing Base Agreement, dated as of July 2, 2020, by and among the Company, certain RBL Lenders, and the RBL Agent (as amended, modified, or supplemented from time to time, the “RBL Forbearance Agreement”) or that certain Forbearance Agreement, dated July 31, 2020, by and among the Company and certain Noteholders (as amended, modified, or supplemented from time to time, the “Noteholder Forbearance Agreement”) and shall not alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the RBL Documents, the Indenture (or any other provisions of the Indenture), the RBL Forbearance Agreement or the Noteholder Forbearance Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect in accordance with its respective terms, including each of the RBL Agent’s, the Notes Trustee’s, and the Consenting Creditors’ rights, remedies and claims under the RBL Documents and the Indenture, as applicable. Notwithstanding anything to the contrary in this Agreement, each Consenting Creditor agrees that it shall not be entitled to terminate (1) this Agreement or (2) the RBL Forbearance Agreement or the Noteholder Forbearance Agreement, as applicable, due to the early termination and/or unwinding of the Company’s hedging positions prior to the Agreement Effective Date;

(iii)    not object to, or otherwise commence any proceeding to oppose, and not instruct or direct the RBL Agent or Notes Trustee, as applicable, to object to, or otherwise commence any proceeding to oppose, the Transaction, any motion to approve the use of cash collateral, any motion to approve the Hedging Order, the confirmation or consummation of the Plan, or approval of the Disclosure Statement;

(iv)    not take any action, and not instruct or direct the RBL Agent or Notes Trustee, as applicable, to take any action, including, without limitation, initiating or joining in any legal proceeding or filing any pleading, that is inconsistent in any material respect with its obligations under this Agreement or that would reasonably be expected to hinder, prevent, delay or impede the consummation of the Transaction or the Definitive Documents;

(v)    provided that such Consenting Creditors, as applicable, have been solicited in accordance with sections 1125 and 1126 of the Bankruptcy Code, if applicable, and other applicable law, (A) vote all claims (as defined in Section 101(5) of the Bankruptcy Code) beneficially owned by such Consenting Creditor or for which it is the nominee, investment manager, or advisor for beneficial holders thereof to accept the Plan, and (B) return a duly-executed ballot in connection therewith no later than the applicable deadline set forth in the Disclosure Statement;

(vi)    not change, withdraw or revoke (or seek to change, withdraw or revoke) its participation in the Transaction or any vote to accept the Plan; provided, however, that notwithstanding anything in this Agreement to the contrary, each Consenting Creditor’s vote shall be automatically revoked (and, upon such revocation, deemed void ab initio) immediately following (and solely in the event of) the termination of this Agreement pursuant to Section 6 with respect to such Consenting Creditor (regardless of whether any deadline for votes, or for withdrawal thereof, set forth in the Disclosure Statement has passed) (it being agreed that the Company shall not oppose any attempt by such Consenting Creditor to change or withdraw (or cause to change or withdraw) such vote or consent at such time);

(vii)    not “opt out” of or object to any releases, indemnity or exculpation provided under the Plan (and to the extent required by such ballot, affirmatively “opt in” to such releases, indemnity and exculpation);

(viii)    not support or vote in favor (or instruct or direct the RBL Agent or Notes Trustee, as applicable, to support or vote in favor) of any plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in the Chapter 11 Cases other than the Plan; and

(ix)    not serve as a member on any statutory committee formed in the Chapter 11 Cases and the Consenting Noteholders hereby direct the Notes Trustee not to serve as a member on any such committee.

b.    Other Rights Reserved. The agreements, covenants, and obligations of each Party under this Agreement are conditioned upon and subject to the terms and conditions of the Transaction and the Definitive Documents being consistent in all respects with this Agreement, and all exhibits attached hereto including, but not limited to, the Plan Term Sheet. Unless expressly limited herein, nothing contained herein shall limit the ability of a Consenting Creditor to appear and be heard concerning any matter arising in the Chapter 11 Cases; provided, that such appearance is not inconsistent with such Party’s covenants and obligations under this Agreement.

c.    Limitation on Consenting Creditors’ Commitments. Notwithstanding any other provision of this Agreement to the contrary, including this Section 4, nothing in this Agreement shall require any Consenting Creditor to incur, assume, become liable for any liabilities or other obligations, or to commence litigation or agree to any commitments, undertakings, concessions, indemnities, or other arrangements to such Consenting Creditor that could result in liabilities or other obligations to such Consenting Creditor other than as reasonably necessary to comply with the obligations under this Agreement.

5.    Company’s Obligations to Support the Transaction

a.    Subject to the terms and conditions of this Agreement and the exhibits attached hereto, the Company agrees that for the duration of the Support Period it will:

(i)    support and take all steps reasonably necessary, or reasonably requested by the Consenting Creditors, to consummate the Transaction pursuant to the Plan (including the entry of the Combined Disclosure Statement and Confirmation Order) as expeditiously as practicable under applicable law on terms and conditions consistent in all respects with this Agreement and in accordance with the Milestones (as defined below);

(ii)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions (consistent with the terms of this Agreement and the Plan Term Sheet) to address any such impediment, in each case, in a manner acceptable to the RBL Agent and the Required Consenting Noteholders, as applicable;

(iii)    obtain any and all required governmental, regulatory, and third-party approvals to effectuate the Transaction as expeditiously as practicable (if any, and to the extent such approvals are not overridden by the Bankruptcy Code);

(iv)    prosecute and defend any objections and any appeals by parties in interest relating to the Transaction, including without limitation, the “first day” and “second day” motions and orders, the Cash Collateral Orders, the Hedging Order, and the Combined Disclosure Statement and Confirmation Order;

(v)    not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Transaction;

(vi)    not file or otherwise pursue a chapter 11 plan or any other Definitive Document that is inconsistent with the terms of this Agreement and the Plan Term Sheet;

(vii)    provide draft copies of all orders, motions or applications related to the Transaction, including all “first day” and “second day” motions and orders, the Plan, the Disclosure Statement, any proposed amendments or supplements to the Plan, form of ballots, and other solicitation materials in respect of the Plan and proposed Combined Disclosure Statement and Confirmation Order, and any other Definitive Documents the Company intends to file with the Bankruptcy Court to the RBL Agent’s counsel (Linklaters LLP) and counsel to the ad hoc committee of certain Noteholders (the “Ad Hoc Noteholders Group”), if reasonably practicable, at least two (2) business days prior to the date when the Company intends to file any such motion or application (provided that if delivery of such motions, orders, or materials at least two (2) business days in advance is not reasonably practicable prior to filing, such motion, order, or application shall be delivered as soon as reasonably practicable prior to filing), and consult in good faith with the RBL Agent’s counsel and the Ad Hoc Noteholders Group’s counsel regarding, and consider in good faith any changes proposed by the RBL Agent’s counsel and the Ad Hoc Noteholders Group’s counsel with respect to, the form and substance of any such proposed filing with the Bankruptcy Court;

(viii)    timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) modifying or terminating the Company’s exclusive right to file or solicit acceptances of a plan of reorganization;

(ix)    except as contemplated by this Agreement or any Definitive Documents, (A) operate its businesses without material change in such operations and (B) not dispose of any material assets (unless in such instance, the RBL Agent and the Required Consenting Noteholders have consented thereto in writing, such consent not to be unreasonably withheld) in accordance with its business judgment;

(x)    unless the RBL Agent and the Required Consenting Noteholders provide written consent otherwise (such consent not to be unreasonably withheld), use commercially reasonable efforts to preserve in all material respects its current business organizations, keep available the services of its current officers and material employees (in each case, other than voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties) and preserve in all material respects its relationships with customers, sales representatives, suppliers, distributors, and others, in each case, having material business dealings with the Company (other than terminations for cause or consistent with applicable fiduciary duties);

(xi)    provide written notice within one (1) business day to the RBL Agent and counsel to the Ad Hoc Noteholders Group of any failure of any Company Party (of which the Company has actual knowledge) to comply with or satisfy, in any material respect, any covenant, condition or agreement hereunder;

(xii)    within one (1) business day of obtaining knowledge thereof, provide written notice to the RBL Agent and counsel to the Ad Hoc Noteholders Group of any: (A) occurrence, or failure to occur, of any event, of which the Company has actual knowledge, which could reasonably be expected to cause any covenant of the Company contained in this Agreement not to be satisfied in any respect; (B) receipt by the Company of any notice from any governmental body in connection with this Agreement or the Transaction; and (C) receipt of any notice from any party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Transaction;

(xiii)    promptly pay (but in no event later than three (3) business days after submission of summary invoices therefor) all reasonable and documented prepetition and postpetition fees and expenses of (A) the RBL Agent, including the fees, charges and disbursements of Linklaters LLP, as counsel, Bracewell LLP, as local and real estate counsel, and Opportune LLP, as financial advisor, and (B) the advisors to the Ad Hoc Noteholders Group, including the fees, charges and disbursements of Stroock & Stroock & Lavan LLP, as counsel, Cole Schotz, P.C., as co-counsel and local counsel, and Stephens Inc., as financial advisor (collectively, the “Restructuring Expenses”), and unless otherwise agreed by the Company and the applicable firm, the Company shall (i) on the Agreement Effective Date, pay (x) all Restructuring Expenses accrued but unpaid as of such date (to the extent invoiced) and (y) fund or replenish, as the case may be, any retainers reasonably requested by any of the foregoing professionals; and (ii) on the Plan Effective Date, pay all accrued and unpaid Restructuring Expenses incurred up to (and including) the Plan Effective Date, without any requirement for individual time detail, Bankruptcy Court review or further Bankruptcy Court order; provided, that, notwithstanding the foregoing, nothing herein shall affect or limit any obligations of the Company to pay the Restructuring Expenses as provided in the Cash Collateral Orders;

(xiv)    as soon as reasonably practicable, notify the RBL Agent and counsel to the Ad Hoc Noteholders Group of any governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) that could reasonably be expected to prevent, hinder, or delay the consummation of the transactions contemplated by this Agreement or the Plan of which the Company had actual knowledge by furnishing written notice to the RBL Agent and counsel to the Ad Hoc Noteholders Group within one (1) business day of actual knowledge of such event;

(xv)    provide to counsel for the RBL Agent and counsel for the Ad Hoc Noteholders Group, within two (2) business days of receipt, a copy of any written offer, proposal, term sheet, or any other indication of interest received by the Company for the purchase of any Oil and Gas Properties (other than Hydrocarbons in the ordinary course of business) (each as defined in the RBL Credit Agreement) or any other assets of the Company of more than de minimis value;

(xvi)    use commercially reasonable efforts to seek additional support for the Transaction from their other material stakeholders not party hereto and to the extent reasonably necessary to consummate the Transaction and coordinate its activities with the other Parties hereto (subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Transaction;

(xvii)    cooperate, and cause each Lonestar Subsidiary and affiliate, and each of their respective, officers, directors, employees, and advisors to cooperate, with (A) the respective advisors to the RBL Agent and Consenting Noteholders, in their review, analysis, and evaluation of the Company’s financial affairs, finances, financial conditions, business, and operations (including historical financial information and projections) and (B) the RBL Agent, the Consenting RBL Lenders, the Consenting Noteholders and their respective designees and advisors in furnishing information reasonably available to the Company as and when requested, or as soon thereafter as reasonably practicable, by the RBL Agent, the Consenting RBL Lenders, the Consenting Noteholders and their respective designees and advisors; provided, that such information shall be subject to any confidentiality agreements between the Company and the RBL Agent, the Consenting RBL Lenders, and the Consenting Noteholders, as applicable;

(xviii)    not file any amended U.S. federal or state or local income tax return, enter into any closing agreement with respect to material taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, change any accounting methods, practices or periods for tax purposes, make or request any tax ruling, enter into any tax sharing or similar agreement or arrangement, or settle any tax material claim or assessment, or take or fail to take any action outside the ordinary course of business (except to the extent expressly contemplated by the Plan or the Plan Term Sheet) if such action or failure to act would cause (prior to, on, or following, the Plan Effective Date) a change to the tax status of any Company Party (or of any consolidated, combined or unitary group of which a Company Party is a member) or be expected to cause (prior to, on, or following, the Plan Effective Date), individually or in the aggregate, a material adverse tax consequence to the Company Parties, in each case, unless the Company Parties have (A) received the written consent, not to be unreasonably withheld, conditioned or delayed, of the Required Consenting Noteholders, and (B) provided the RBL Agent no less than five (5) calendar days written notice of such action or their intention not to take such action; and

(xix)    other than as expressly contemplated by the Plan Term Sheet in connection with the Transaction, without the prior written consent of the Required Consenting Noteholders (which shall not be unreasonably withheld, delayed, or conditioned), (A) amend or propose to amend any of their respective organizational documents (other than as may be reasonably necessary to implement the Chapter 11 Cases), (B) authorize, create or issue any additional equity interests in any of the Company Parties, or redeem, purchase, acquire, declare any distribution on or make any distribution on any equity interests in any of the Company Parties, (C) engage in any merger, consolidation, acquisition, disposition, investment, dividend, incurrence of liens or indebtedness, or other similar transaction outside of the ordinary course of business, or (D) enter into or adopt any new compensation or employee benefit arrangements (or amend, modify, or terminate any existing compensation or employee benefit arrangements). The Company Parties shall provide the RBL Agent prompt notice of any request made to the Noteholders for consent pursuant to this clause.

b.    Notwithstanding anything to the contrary herein, the Company shall be entitled, at any time prior to the Plan Effective Date, to respond to and negotiate any offer or proposal from, or engage in any discussions or negotiations with, any person or entity concerning any actual or proposed transaction involving any or all of (i) a competing plan of reorganization or other financial or corporate restructuring of the Company, (ii) the issuance, sale or other disposition of any equity or debt interests, or any material assets, of the Company, or (iii) a merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving the Company (each, an “Alternative Transaction”), in each case to the extent Parent’s board of directors determines in good faith, based on advice of outside counsel, that such Alternative Transaction best maximizes value for the applicable Company Party and its stakeholders and that failure to pursue such Alternative Transaction would be inconsistent with the fiduciary duties of Parent’s board of directors. For the duration of the Support Period, the Company shall deliver to the Consenting Creditors within one (1) business day all written communications delivered to or received by the Company (or any of its advisors) from any person or entity making, or materially modifying, any offer or proposal concerning any actual or proposed Alternative Transaction, including, without limitation, copies of all written expressions of interest, term sheets, letters of interest, offers, and proposed agreements related to the foregoing to be received and maintained in accordance with any confidentiality obligations agreed to between the Company and each of the applicable Consenting Creditors.

c.    Each Company Party acknowledges and agrees and shall not dispute that, after the commencement of the Chapter 11 Cases, the giving of notice of termination of this Agreement by any Party solely in accordance with the terms of this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Company Party hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided, however, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

6.    Termination

a.    All Parties. This Agreement shall terminate as to all Parties upon the earliest to occur of any of the following:

(i)    the Plan Effective Date;

(ii)    the Company, the Required Consenting RBL Lenders, and the Required Consenting Noteholders mutually agree to such termination in writing;

(iii)    this Agreement is terminated pursuant to and in accordance with paragraph (b) or (c) of this Section 6; or

(iv)    the Outside Date (as defined below).

b.    The Company. The Company may terminate this Agreement with respect to all Parties by written notice in accordance with Section 18 to the other Parties upon the occurrence of any of the following events:

(i)    upon a material breach by any Consenting Creditor of its obligations, representations, warranties, or covenants hereunder (a “Defaulting Creditor”), which breach is not cured within five (5) business days after the Company delivers a written notice and a description of such breach to the Defaulting Creditor in accordance with Section 18 hereof; provided, however, the Company may not terminate this Agreement if the Consenting RBL Lenders and the Consenting Noteholders that remain after excluding such Defaulting Creditor still constitute the Super-Majority RBL Lenders and the Super-Majority Noteholders, respectively;

(ii)    if the Company’s board of directors, managers, members, or partners, as applicable, determine in good faith and based upon advice of legal counsel that proceeding with the Transaction would be inconsistent with the exercise of their applicable fiduciary duties under applicable law (if any), rule or regulation and the Company provides prompt (but no more than two (2) business days) written notice of such determination to the Consenting Creditors;

(iii)    if the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases; or

(iv)    if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction or declares this Agreement or any material provision contained herein to be unenforceable.

c.    Consenting Creditors. This Agreement may be terminated (x) with respect to the Consenting RBL Lenders, by the Required Consenting RBL Lenders, and (y) other than as to the events in subsections (iii), (iv) and (v) of this Section 6(c), with respect to the Consenting Noteholders, by the Required Consenting Noteholders, in each case by written notice in accordance with Section 18 to the other Parties upon the occurrence of any of the following events:

(i)    upon a material breach by the Company of its obligations, representations, warranties, or covenants hereunder, which breach (A) adversely affects the Consenting Creditors seeking termination pursuant to this provisions, and (B) is not cured within five (5) business days after the delivery of a written notice of such breach from such terminating Consenting Creditors;

(ii)    upon the failure to timely satisfy any of the following milestones (as may be extended from time to time in accordance with this Agreement, collectively the “Milestones” and each a “Milestone”), unless such Milestone is extended with the written consent, not to be unreasonably withheld or delayed, of the Required Consenting RBL Lenders and Required Consenting Noteholders:

A.    prior to the Petition Date, the Company shall have commenced solicitation of votes to accept or reject the Plan from the RBL Lenders, the Noteholders, and holders of Parent Preferred Equity Interests, if applicable (the “Solicitation Commencement Date”);

B.    within ten (10) business days of the Solicitation Commencement Date, and in any event on or before the Outside Petition Date, the Company shall have filed voluntary petitions under chapter 11 of the Bankruptcy Code with the Bankruptcy Court (such actual filing date, the “Petition Date”);

C.    no later than one (1) calendar day after the Petition Date, the Company shall have filed with the Bankruptcy Court (1) a motion seeking entry of an order approving the use of cash collateral on an interim basis (the “Interim Cash Collateral Order”), (2) a motion seeking approval of the Hedging Order, (3) the Plan and Disclosure Statement, and (4) a motion seeking approval of the Plan and Disclosure Statement and the solicitation materials and procedures set forth therein;

D.    no later than five (5) business days after the Petition Date, the Bankruptcy Court shall have entered (1) the Interim Cash Collateral Order, (2) an order granting conditional approval of the Disclosure Statement, if applicable and (3) the Hedging Order;

E.    no later than ten (10) business days after the Petition Date, the Company shall have commenced solicitation of votes to accept or reject the Plan from holders of the Parent Common Equity Interests, if applicable;

F.    no later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the order approving the use of cash collateral on a final basis (the “Final Cash Collateral Order” and, together with the Interim Cash Collateral Order, the “Cash Collateral Orders”);

G.    no later than sixty (60) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Combined Disclosure Statement and Confirmation Order; and

H.    no later than the earlier of (x) fourteen (14) calendar days after the date of entry of the Combined Disclosure Statement and Confirmation Order, and (y) 11:59 p.m. prevailing Eastern Time, on December 1, 2020 (the “Outside Date”), all conditions to the effectiveness of the Plan shall have been satisfied or waived in accordance with the terms of the Plan (such actual effective date, the “Plan Effective Date”); provided, that the right to terminate this Agreement under this Section 6(c)(ii) shall not be available to any Consenting Creditor if the failure of any Milestone to occur is caused by, or results from, the breach by such Consenting Creditor of its covenants, agreements or other obligations under this Agreement; provided, further, that the Milestones consisting of the entry of orders or judicial resolution by the Bankruptcy Court, shall be automatically extended by no more than five (5)

business days solely to the extent that it is not reasonably feasible to hold and conclude a hearing (if necessary) prior to the applicable Milestone due to closure of the Bankruptcy Court or the inability of the Bankruptcy Court’s schedule to accommodate such hearing in accordance with the Milestone (and the Required Consenting RBL Lenders and the Required Consenting Noteholders shall be deemed to have automatically agreed to such extension);

(iii)    either of the Cash Collateral Orders or the Hedging Order is reversed, stayed, dismissed, vacated, or modified or amended in any respect without the consent of the RBL Agent or the applicable Postpetition Hedging Lenders;

(iv)    from the Agreement Effective Date until the Petition Date, the occurrence of any Event of Default (as defined in the Prepetition Credit Agreement (as currently in effect)) other than a Specified Default (as defined in the RBL Forbearance Agreement);

(v)    the termination of the Company Parties’ authority to use cash collateral pursuant to the Cash Collateral Orders, which has not been cured (if susceptible to cure) or waived in accordance with the terms thereof;

(vi)    the Company withdraws the Plan or Disclosure Statement, or the Company files any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement or the Plan Term Sheet in any material respect, and such motion or pleading has not been withdrawn before the earlier of (A) two (2) business days after the RBL Agent or counsel to the Ad Hoc Noteholders Group delivers written notice to the Company that such motion or pleading is inconsistent with this Agreement or the Plan Term Sheet in any material respect and (B) entry of an order of the Bankruptcy Court approving such motion or pleading;

(vii)    the Bankruptcy Court grants relief that is (A) inconsistent with this Agreement or the Plan Term Sheet in any material respect, including by preventing the consummation of the Transaction, unless the Company has sought a stay of such relief within five (5) business days after the date of such issuance, and such order is stayed, reversed, or vacated within ten (10) business days after the date of such issuance; provided, that the right to terminate this Agreement under this Section 6(c)(vii) shall not be available to any Consenting Creditor if such relief was sought or requested by such Consenting Creditor;

(viii)    either (A) the Company moves (1) to voluntarily dismiss any of the Chapter 11 Cases, (2) to convert any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (3) for appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in Section 1104(a)(3) and (4) of the Bankruptcy Code, or (B) the Bankruptcy Court enters a final order granting any of the relief described in clauses (1), (2) or (3) above;

(ix)    any Company Party files or otherwise supports any motion or application seeking authority to sell all or a material portion of its assets without the consent of the RBL Agent and the Required Consenting Noteholders;

(x)    any Company Party files or otherwise supports or fails to timely object to any motion or pleading challenging the amount, validity, enforceability, priority, or perfection, or seeks avoidance, subordination, recharacterization or other similar relief with respect to the RBL Claims or the Notes, as applicable, or the liens and security interests securing the RBL Claims;

(xi)    any Company Party enters into, or files a motion seeking approval of, debtor-in-possession financing on terms that are not acceptable to the RBL Agent and the Required Consenting Noteholders;

(xii)    any of the Company Parties files or otherwise makes public any proposed Definitive Document (A) that is materially inconsistent with this Agreement or the Plan Term Sheet, and (B) without the consent of the RBL Agent or the Required Consenting Noteholders, as applicable, in accordance with Section 3(a) of this Agreement;

(xiii)    if the Company (A) announces, or advises the other Parties, that it will proceed with an Alternative Transaction, (B) files a motion with the Bankruptcy Court seeking approval of an Alternative Transaction or supports (or fails to timely object to) another party seeking approval of an Alternative Transaction or (C) agrees to pursue (including as may be evidenced by a term sheet, letter of intent, or similar document) or announces its intent to pursue an Alternative Transaction;

(xiv)    if the Company files any motion or other pleading with the Bankruptcy Court indicating its intention to support or pursue, or files with the Bankruptcy Court, any chapter 11 plan of reorganization (or related disclosure statement) that is inconsistent in any material respect with this Agreement and the Plan Term Sheet;

(xv)    if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction or declares this Agreement or any material provision contained herein to be unenforceable; provided, that the right to terminate this Agreement under this Section 6(c)(xv) shall not be available to any Consenting Creditor if such order, injunction or other decree or action was sought or requested by such Consenting Creditor; or

(xvi)    the Bankruptcy Court enters an order denying confirmation of the Plan and no other order confirming a chapter 11 plan of reorganization consistent with this Agreement and the Plan Term Sheet is entered within seven (7) calendar days of entry of such order; or

(xvii)    if any Company Party enters into or adopts any new compensation or employee benefit arrangements (or amends, modifies, or terminates any existing compensation or employee benefit arrangements) without the consent of the RBL Agent and the Required Consenting Noteholders.

If either the RBL Agent (acting at the direction of the Required Consenting RBL Lenders) or the Required Consenting Noteholders terminate this Agreement with respect to the RBL Claims or the Notes Claims, respectively, then this Agreement shall automatically be terminated with respect to the other Parties to this Agreement.

d.    Effect of Termination. If this Agreement is terminated pursuant to this Section 6, any and all further agreements, obligations, and covenants of the applicable Parties as to whom this Agreement is terminated hereunder shall thereupon be terminated without further liability (except for such agreements, obligations, and covenants that expressly survive such termination). Upon such termination, each Party shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it at law, contract, in equity or otherwise; provided, however, that (i) no termination of this Agreement shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; and (ii) the right to terminate this Agreement under this Section 6 shall not be available to any Party whose failure to fulfill any of its material obligations under this Agreement has been the cause of, or resulted in, the occurrence of the proposed termination event. Nothing in this Agreement shall be construed as prohibiting any Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with the terms hereof or seeking enforcement of any rights under this Agreement that arose or existed before any termination of this Agreement.

7.    Representations of the Company

Each of the Company Parties hereby jointly and severally represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the date hereof:

a.    Power and Authority. It is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

b.    Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

c.    No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its organizational documents or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except for the filing of the Chapter 11 Cases, or under its organizational documents.

d.    Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) such filings as may be necessary or required for disclosure by the Securities and Exchange Commission; (ii) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder (the “HSR Act”), which, to the extent required, have been or will be made, and (iii) such filings, notices, or consents as may be necessary or required in connection with the Chapter 11 Cases.

e.    Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

f.    No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

g.    Representation. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan Term Sheet, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

h.    No Claims. To the best of its knowledge, there are no actions, suits, orders, directives or other legal or regulatory proceedings instituted, pending or threatened against any current or former officer, director or employee of the Company (in their respective capacities as such) before any court or arbitrator or any governmental authority or instituted by any governmental authority, which action, suit, order, directive or other legal or regulatory proceeding would require, or be subject to, indemnity or reimbursement by the Company.

8.    Representations of the Consenting Creditors

Each of the Consenting Creditors severally, but not jointly, represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the date hereof (or as of the date such Consenting Creditor becomes a Party hereto) with respect to itself only:

a.    Holdings by Consenting Creditors. (A) It either (i) is the sole legal and beneficial owner of the principal amount of RBL Claims and/or Notes Claims set forth on its respective signature page attached hereto and all related claims, rights and causes of action arising out of or in connection with or otherwise relating thereto (for each such Consenting Creditor, the “Consenting Creditor Claims”), in each case free and clear of all claims, liens, encumbrances, charges, equity options, proxy, voting restrictions, rights of first refusal, or other limitations on disposition of any kind, or (ii) has sole investment or voting discretion with respect to such Consenting Creditor Claims and has the power and authority to bind the beneficial owner(s) of such Consenting Creditor Claims to the terms of this Agreement, (B) it is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such Consenting Creditor Claims, (C) in the case of (i) each Consenting RBL Lender, it does not directly or indirectly own or control any principal amount of RBL Loans or other claims arising under the RBL Agreement against the Company other than the Consenting Creditor Claims set forth on its respective signature page attached hereto, and (ii) each Consenting Noteholder, it does not (except as disclosed on its signature page to this Agreement) directly or indirectly own or control any principal amount of Notes or other claims not arising under the Indenture against the Company other than the Consenting Creditor Claims set forth on its respective signature page attached hereto, and (D) it has full and sole power and authority to vote on and consent to matters concerning such Consenting Creditor Claims with respect to the Transaction.

b.    Prior Transfers. It has not entered into any agreement to assign, sell, grant, pledge, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in its Consenting Creditor Claims or its voting rights with respect thereto.

c.    Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

d.    Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

e.    No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

f.    Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) such filings as may be necessary or required for disclosure by the Securities and Exchange Commission, (ii) any necessary filings under the HSR Act, which, to the extent required, have been or will be made, and (iii) such filings, notices, or consents as may be necessary or required in connection with the Chapter 11 Cases.

g.    Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

h.    No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

i.    Representation. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan Term Sheet, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

j.    Accredited Investor. It is (i) a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities of the Company (including any securities that may be issued in connection with the Transaction), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, (ii) an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended) and (iii) acquiring any securities that may be issued in connection with the Transaction for its own account and not with a view to the distribution thereof. Each Consenting Creditor hereby further confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

9.    Additional Claims and Interests

This Agreement shall in no way be construed to preclude a Consenting Creditor from acquiring additional claims against or interests in the Company (collectively, the “Additional Claims/Interests”). However, in the event a Consenting Creditor (or any of their respective controlled funds) shall acquire any such Additional Claims/Interests during the Support Period, (a) such Consenting Creditor shall as promptly as practicable (but in no event later than three (3) business days following such acquisition) notify the Company, the RBL Agent, and the counsel for the Ad Hoc Noteholders Group, each through their respective counsel in accordance with Section 18 hereof, and (b) such Additional Claims/Interests shall automatically be deemed to be subject to the terms and conditions of this Agreement.

10.    Transfer of Claims and Existing Equity Interests

a.    Each Consenting Creditor agrees that, during the Support Period, it will not (i) sell, transfer, pledge, assign, hypothecate, grant an option on, or otherwise convey or dispose of any of its Consenting Creditor Claims (except in connection with consummation of the Transaction), or (ii) grant any proxies, deposit any of the Consenting Creditor Claims into a voting trust or enter into a voting agreement with respect to any of the Consenting Creditor Claims (collectively, a “Claim Transfer”), unless, in each case, such transferee or other recipient is either a Party hereto at the time of such Claim Transfer or has executed and delivered to the Company (with a copy to the RBL Agent and counsel for the Ad Hoc Noteholders Group) a joinder, substantially in the form attached hereto as Exhibit B (a “Joinder”). A Consenting Creditor making a Claim Transfer pursuant to this Section 10 is referred to as a “Transferor” and a transferee receiving a Claim Transfer pursuant to this Section 10 is referred to as a “Permitted Transferee.” Any attempted or proposed Claim Transfer that does not comply with this Section 10 shall be deemed void ab initio and of no force or effect.

b.    Upon compliance with the requirements of Section 10(a) of this Agreement, (i) with respect to Consenting Creditor Claims held by the relevant Permitted Transferee upon consummation of a Claim Transfer in accordance herewith, such Permitted Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting RBL Lender or Consenting Noteholder, as applicable, set forth in this Agreement as of the date of such Claim Transfer and (ii) the Permitted Transferee shall be deemed a Consenting RBL Lender or a Consenting Noteholder, as applicable, and the Transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of its rights and obligations in respect of such transferred Consenting Creditor Claims. No Transferor shall have any liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

c.    Notwithstanding anything to the contrary herein, (i) this Section 10 shall not preclude any Consenting Creditor from transferring Consenting Creditor Claims to affiliates of such Consenting Creditor (each, an “Affiliate Transferee”), which Affiliate Transferee shall be deemed a Consenting Creditor, and the Consenting Creditor that transferred such Claims to the Affiliate Transferee shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of its rights and obligations in respect of such transferred Claims; (ii) the restrictions on Claim Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any Consenting Creditor Claims in favor of a bank or broker-dealer holding custody of such Consenting Creditor Claims in the ordinary course of business and which lien or encumbrance is released upon the Claim Transfer of such Consenting Creditor Claims; and (iii) a Qualified Marketmaker2 that acquires any of the Consenting Creditor Claims with the purpose and intent of acting as a Qualified Marketmaker for such Consenting Creditor Claims shall not be required to execute and deliver to counsel a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Consenting Creditor Claims (by purchase, sale, assignment, participation, or otherwise) solely to a Consenting Creditor, an Affiliate Transferee or a Permitted Transferee in accordance with this Section 10 (including, for the avoidance of doubt, the requirement that such Permitted Transferee execute a Joinder) within five (5) business days.

d.    This Section 10 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to transfer any of its Consenting Creditor Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a confidentiality agreement, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such confidentiality agreement.

11.    Prior Negotiations

This Agreement and the exhibits attached hereto set forth in full the terms of agreement between the Parties and is intended as the full, complete and exclusive contract governing the relationship between the Parties with respect to the transactions contemplated

[2]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

herein, superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, between or among the Parties with respect thereto; provided, that any confidentiality agreement between or among the Parties shall remain in full force and effect in accordance with its terms; provided, further, that the Parties intend to enter into the Definitive Documents after the date hereof to consummate the Transaction.

12.    Amendment or Waiver

a.    Other than as set forth in Section 12(b), this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except with the written consent of the Company, the Required Consenting RBL Lenders and the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned, or delayed).

b.    Notwithstanding Section 12(a):

(i)    any waiver, modification, amendment, or supplement to this Section 12 shall require the written consent of the Company and each Consenting Creditor;

(ii)    any waiver, modification, amendment, or supplement to the definitions of “Required Consenting RBL Lenders” and “Super-Majority RBL Lenders” shall require the written consent of (A) each Consenting RBL Lender, (B) the Company, and (C) the Required Consenting Noteholders;

(iii)    any waiver, modification, amendment, or supplement to the definitions of “Required Consenting Noteholders” and “Super-Majority Noteholders” shall require the written consent of (A) each Consenting Noteholder, (B) the Company, and (C) the Required Consenting RBL Lenders; and

(iv)    any change, modification, or amendment to this Agreement, the Plan Term Sheet, or the Plan that treats or affects any Consenting Creditor’s Claims arising under the RBL Documents or Notes (or the Indenture) in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which any of the other respective Consenting Creditors are treated (after taking into account each of the Consenting Creditor’s respective holdings, as applicable, in the Company and the recoveries contemplated by the Plan (as in effect on the date hereof)) shall require the written consent of such materially adversely and disproportionately affected Consenting Creditor.

c.    In the event that a materially adversely and disproportionately affected Consenting Creditor does not consent to a waiver, change, modification, or amendment to this Agreement requiring the consent of each Consenting Creditor (“Non-Consenting Creditor”), but such waiver, change, modification, or amendment receives the consent of Consenting Creditors constituting Super-Majority RBL Lenders and Super-Majority Noteholders, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditor, and this Agreement shall continue in full force and effect in respect to all other Consenting Creditors subject to the terms of this Agreement. Notwithstanding the foregoing, the Company may amend, modify, or supplement this Agreement, the Plan Term Sheet, or the Plan from time to time without the consent of any Consenting Creditor to cure any ambiguity, defect (including any technical defect), or inconsistency, so long as (A) the Company obtains the consent of the RBL

Agent and the Required Consenting Noteholders and (B) any such amendments, modifications, or supplements do not materially adversely affect the rights, interests, or treatment of similarly situated Consenting Creditors under this Agreement, the Plan Term Sheet, or the Plan.

13.    WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXHIBITS ATTACHED HERETO.

14.    Governing Law and Consent to Jurisdiction and Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or the exhibits attached hereto or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the United States District Court for the Southern District of New York and only to the extent such court lacks jurisdiction, in the New York State Supreme Court sitting in the Borough of Manhattan, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction and venue, upon the commencement of the Chapter 11 Cases and until the Plan Effective Date, each of the Parties agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement or the exhibits attached hereto during the pendency of the Chapter 11 Cases.

15.    Specific Performance

It is understood and agreed by the Parties that, without limiting any rights or remedies available under applicable law or in equity, money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of a bond or other undertaking and without proof of actual damages) as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.    Reservation of Rights; Settlement Discussions

Except as expressly provided in this Agreement or the exhibits attached hereto, nothing herein is intended to, or does, in any manner, waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies and interests. Notwithstanding anything to the contrary contained in this Agreement or the exhibits attached hereto, nothing in this Agreement or the exhibits attached hereto shall be, or shall be deemed to be or constitute: (i) a release, waiver, novation, cancellation, termination or discharge of the Consenting Creditor Claims (or any security interest or lien securing such claims); or (ii) an amendment, modification or waiver of any term or provision of the RBL Documents or Notes or any related loan document or indenture, which are hereby reserved and reaffirmed in full. If the Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their respective rights and remedies thereunder and applicable law.

This Agreement and the Transaction are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and the exhibits attached hereto and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

17.    Headings; Recitals

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement. The recitals to this Agreement are true and correct and incorporated by reference into this Section 17.

18.    Notice

Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day if transmitted by national overnight courier, addressed in each case as follows:

If to the Company:

Lonestar Resources US Inc.

111 Boland Street, Suite 301

Fort Worth, TX 76107

Attn: Frank D. Bracken, III

Telephone: 817.921.1889

Email: fbracken@lonestarresources.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attn: David A. Hammerman

         Keith A. Simon

         Annemarie V. Reilly

         Brett M. Neve

Telephone: 212.906.1200

Fax: 212.751.4864

Email: david.hammerman@lw.com

            keith.simon@lw.com

            annemarie.reilly@lw.com

            brett.neve@lw.com

-and-

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attn: Tad Davidson

Direct Dial: 713.220.3810

Fax: 713.220.4285

Email: TadDavidson@HuntonAK.com

If to any Consenting RBL Lender:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting RBL Lender

If to the RBL Agent:

Citibank, N.A.

2700 Post Oak Blvd.

Suite 550

Houston, TX 77056

Attn: Bryan McDavid

Telephone: 713.752.5074

Email: bryan.mcdavid@citi.com

with a copy to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10105

Attn: Margot Schonholtz

         Penelope Jensen

Telephone: 212.903.9000

Email: margot.schonholtz@linklaters.com

            penelope.jensen@linklaters.com

If to any Consenting Noteholder:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting Noteholder with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attn: Kristopher M. Hansen

         Erez E. Gilad

         Jason M. Pierce

Telephone: 212.806.5400

Email: khansen@stroock.com

            egilad@stroock.com

            jpierce@stroock.com

19.    Successors and Assigns

Subject to Section 10, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto (in each case such consent not to be unreasonably withheld), and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives.

20.    No Third-Party Beneficiaries

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof or shall otherwise be entitled to enforce any provision hereof.

21.    Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Any Party hereto may execute and deliver a counterpart of this Agreement by delivery by facsimile transmission or electronic mail of a signature page of this Agreement signed by such Party, and any such facsimile or electronic mail signature shall be treated in all respects as having the same effect as having an original signature.

22.    No Consideration

It is hereby acknowledged by the Parties that no pecuniary consideration shall be due or paid to the Parties in exchange for their support of the Transaction or vote to accept the Plan, other than the obligations imposed upon such Party pursuant to the terms of this Agreement.

23.    Acknowledgement; Not a Solicitation

This Agreement does not constitute, and shall not be deemed to constitute (i) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 (or any other federal or state law or regulation), or (ii) a solicitation of votes on the Plan for purposes of the Bankruptcy Code. The vote of each Consenting Creditor to accept or reject the Plan shall not be solicited except in accordance with applicable law.

24.    Public Announcement and Filings

Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, no Party shall, nor shall it permit any of its respective affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby or by the Plan Term Sheet without the prior written consent of the Company, the Required Consenting RBL Lenders, and the Required Consenting Noteholders (in each case such consent not to be unreasonably withheld); provided, that drafts of any press releases by the Company regarding the Transaction shall be submitted to the RBL Agent’s counsel and counsel for the Ad Hoc Noteholders Group at least two (2) business days prior to making any such disclosure. Notwithstanding the foregoing or any provision of any other agreement between the Company and such Consenting Creditor to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company, the RBL Agent, and the Ad Hoc Noteholders Group, the principal amount or percentage of any RBL Claims or Notes Claims held by any Consenting Creditor without such Consenting Creditor’s express prior written consent, unless required by applicable law; provided, however, that the Company shall not be required to keep confidential the aggregate holdings of all Consenting Creditors, and each Consenting Creditor hereby consents to the disclosure of the execution of this Agreement by the Company, and the terms and contents hereof (provided that all holdings information shall not be disclosed except on an aggregate basis for all Consenting Noteholders and all Consenting RBL Lenders, respectively), in the Plan, the Disclosure Statement filed therewith, and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission, or as otherwise required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body. For the avoidance of doubt, any public filing of this Agreement, with the Bankruptcy Court or otherwise, that includes executed pages, schedules or exhibits to this Agreement shall include such pages, schedules and exhibits only in redacted form with respect to the holdings of each Consenting Creditor (provided that the holdings disclosed in such signature pages, schedules or exhibits may be filed in unredacted form with the Bankruptcy Court under seal).

25.    Relationship Among Parties

It is understood and agreed that no Party has any duty of trust or confidence in any form with any other Party, and there are no commitments among or between them, in each case arising solely from or in connection with this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. Nothing contained in this Agreement, and no action taken by any Consenting Creditor hereto is intended to constitute the Consenting Creditors as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that any Consenting Creditor is in any way acting in concert or as a member of a “group” with any other Consenting Creditor within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

26.    No Strict Construction

Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the exhibits attached hereto have been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement or the exhibits attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the exhibits attached hereto, or based on any other rule of strict construction.

27.    Remedies Cumulative; No Waiver

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

28.    Severability

If any portion of this Agreement or the exhibits attached hereto shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement and the exhibits attached hereto (as applicable) so far as they may practicably be performed shall remain in full force and effect and binding on the Parties hereto, provided that, this provision shall not operate to waive any condition precedent to any event set forth herein.

29.    Time of Essence

Time is of the essence in the performance of each of the obligations of the Parties and with respect to all covenants and conditions to be satisfied by the Parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith. If any time period or other deadline provided in this Agreement expires on a day that is not a business day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding business day.

30.    Additional Parties

Without in any way limiting the provisions hereof, additional RBL Lenders and Noteholders may elect to become Parties by executing and delivering to the Company a counterpart hereof or a Joinder, as applicable, in accordance with the terms of this Agreement. Such additional RBL Lenders and Noteholders shall become a Party to this Agreement as a Consenting RBL Lender or Consenting Noteholder, as applicable, in accordance with the terms of this Agreement.

31.    Rules of Interpretation

For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) all references herein to “Articles”, “Sections”, and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

32.    Term Sheets

The Plan Term Sheet and any term sheets attached to the Plan Term Sheet (collectively, the “Term Sheets”) are expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Term Sheets set forth the material terms and conditions of the Transaction; provided, however, the Term Sheets are supplemented by the other terms and conditions of this Agreement. In the event of any conflict or inconsistency between the Term Sheets and any other provision of this Agreement, the Term Sheets will govern and control to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the Plan Term Sheet and any other Term Sheet attached to the Plan Term Sheet, such other Term Sheet will govern and control to the extent of such conflict or inconsistency.

33.    Email Consents

Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated under this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

34.    Acknowledgements

The Parties understand that the Consenting RBL Lenders and the Consenting Noteholders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting RBL Lender or Consenting Noteholder expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) or business group(s) of the Consenting RBL

Lender or Consenting Noteholder, the obligations set forth in this Agreement shall only apply to such trading desk(s) or business group(s) and shall not apply to any other trading desk or business group of the Consenting RBL Lender or Consenting Noteholder so long as they are not acting at the direction or for the benefit of such Consenting RBL Lender or Consenting Noteholder or such Consenting RBL Lender’s or Consenting Noteholder’s investment in the Company; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting RBL Lender or Consenting Noteholder.

35.    No Recourse

This Agreement may only be enforced against the Consenting Creditor parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as Consenting Creditor parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any Consenting Creditor party hereto (including any person negotiating or executing this Agreement on behalf of such party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a Consenting Creditor party hereto), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized signatories, solely in their respective capacity as such and not in any other capacity, as of the date first set forth above.

LONESTAR RESOURCES US INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR RESOURCES AMERICA, INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR RESOURCES, INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR RESOURCES INTERMEDIATE, INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
LNR AMERICA, INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

POPLAR ENERGY, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 2, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 3, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 4, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 5, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 6, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

EAGLEFORD GAS 7, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 8, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 10, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 11, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR OPERATING, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR BR DISPOSAL LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
LA SALLE EAGLE FORD GATHERING LINE, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

AMADEUS PETROLEUM INC.

By:	/s/ Frank D. Bracken III
Name:
Title:

T-N-T ENGINEERING, INC.

By:	/s/ Frank D. Bracken III
Name:
Title:

ALBANY SERVICES, L.L.C.

By:	/s/ Frank D. Bracken III
Name:
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

RBL AGENT AND CONSENTING CREDITOR

CITIBANK, N.A.

By:	/s/ Bryan McDavid
Name:	Bryan McDavid
Title:	Senior Vice President

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

JPMORGAN CHASE BANK, N.A., (“JPMC”) solely in respect of its Commercial Banking Corporate Client Banking & Specialized Industries unit (“CCBSI”) and not any other unit, group, division or affiliate of JPMC and solely in respect of CCBSI’s RBL Claims. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not apply to JPMC (other than with respect to claims arising from the RBL Claims held by CCBSI).

By:	/s/ Michael A. Kamauf
Name:	Michael A. Kamauf
Title:	Authorized Officer

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

ABN AMRO CAPITAL USA LLC

By:	/s/ Hugo Diogo
Name:	Hugo Diogo
Title:	Managing Director

By:	/s/ Kelly Hall
Name:	Kelly Hall
Title:	Director

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

COMERICA BANK

By:	/s/ Chris Reed
Name:	Chris Reed
Title:	Vice President

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

TRUIST BANK, as successor in merger to SUNTRUST BANK

By:	/s/ William S Krueger
Name:	William S Krueger
Title:	Senior Vice President

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

IBERIABANK, a division of First Horizon

By:	/s/ William Chapman
Name:	William Chapman
Title:	Market President – Energy Lending

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

OCM ENERGY HOLDINGS, LLC

By:	/s/ Jared Parker
Name:	Jared Parker
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

BARCLAYS BANK PLC (“Barclays”), solely in respect of its Portfolio Management Group (“PMG”) and not any other desk, unit, group, division, or affiliate of Barclays and solely in respect of the PMG’s RBL Claims, as a Consenting Creditor. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall bind Barclays or its affiliates to take or not take any action, or otherwise in any respect, other than with respect to its PMG and the PMG’s RBL Claims.

By:	/s/ Robert Silverman
Name:	Robert Silverman
Title:	Authorized Signatory

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ David R. Garcia
Name:	David R. Garcia
Title:	Vice President

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING NOTEHOLDER

[Noteholder]

By:	FS/EIG Advisor, LLC, its investment adviser
By:	/s/ [Signatory]

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING NOTEHOLDER

[Noteholder]

By:	Hotchkis and Wiley Capital Management, LLC (H&W) as its investment manager

By:	/s/ [Signatory]

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING NOTEHOLDER

[Noteholder]

By:	Loomis, Sayles & Company, Incorporated Its General Partner

By:	/s/ [Signatory]

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING NOTEHOLDER

David Matlin

By:	/s/ David Matlin

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

Exhibit A

Plan Term Sheet

LONESTAR RESOURCES AMERICA INC.

PLAN TERM SHEET

September 14, 2020

THIS PLAN TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. THIS PLAN TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS PLAN TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS PLAN TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE PARTIES TO THE RESTRUCTURING SUPPORT AGREEMENT (AS DEFINED BELOW). THIS PLAN TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTS, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION AND EXECUTION. EXCEPT AS PROVIDED IN THE RESTRUCTURING SUPPORT AGREEMENT, THIS PLAN TERM SHEET, AND THE TERMS CONTAINED HEREIN, ARE CONFIDENTIAL.

SUMMARY OF RESTRUCTURING TRANSACTION

This term sheet (this “Plan Term Sheet”) sets forth certain key terms of a proposed restructuring transaction (the “Transaction”) with respect to the existing debt and other obligations of (i) Lonestar Resources US Inc. (“Parent”), (ii) Lonestar Resources America Inc. (“Lonestar”), and (iii) each other direct and indirect wholly-owned subsidiary of Parent (each, a “Lonestar Subsidiary”, and together with Parent and Lonestar, the “Company” or the “Debtors”), to be implemented through jointly administered voluntary prepackaged cases to be commenced by the Company under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. This Plan Term Sheet is the “Plan Term Sheet” referenced as Exhibit A in that certain Restructuring Support Agreement, dated as of September 14, 2020 (including all exhibits, annexes and schedules, as the same may be amended, modified or supplemented in accordance with the terms thereof, the “Restructuring Support Agreement”), by and among the Company, the Consenting RBL Lenders, and the Consenting Noteholders party thereto. Capitalized terms used but not otherwise defined in this Plan Term Sheet have the meanings given to such terms in the Restructuring Support Agreement. This Plan Term Sheet supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof. Subject to the Restructuring Support Agreement, the Transaction will be implemented pursuant to the Plan and the other Definitive Documents.

The Company

1)  Lonestar Resources US Inc.

2)  Lonestar Resources America Inc.

3)  Lonestar Resources Intermediate Inc.

4)  LNR America Inc.

5)  Amadeus Petroleum Inc.

6)  Albany Services, L.L.C.

7)  T-N-T Engineering, Inc.

8)  Lonestar Resources, Inc.

9)  Lonestar Operating, LLC

10)  Poplar Energy, LLC

11)  Eagleford Gas, LLC

12)  Eagleford Gas 2, LLC

13)  Eagleford Gas 3, LLC

14)  Eagleford Gas 4, LLC

15)  Eagleford Gas 5, LLC

16)  Eagleford Gas 6, LLC

17)  Eagleford Gas 7, LLC

18)  Eagleford Gas 8, LLC

19)  Eagleford Gas 10, LLC

20)  Lonestar BR Disposal LLC

21)  La Salle Eagle Ford Gathering Line LLC

22)  Eagleford Gas 11, LLC

23)  [Boland Building, LLC]

Claims and Interests to be Restructured

RBL Claims: The “RBL Claims” consist of not less than $285 million in unpaid principal as of September 14, 2020, not less than $397,634.00 in respect of letters of credit issued by the Issuing Banks (as defined in the RBL Credit Agreement (as defined below)), claims of the Treasury Management Parties (as defined in the RBL Credit Agreement) in amounts yet to be determined, claims of the Indemnitees (as defined in the RBL Credit Agreement) in amounts yet to be determined, in each case, plus accrued and unpaid interest, fees, costs, expenses and other obligations, including, without limitation, reasonable and documented attorney’s fees, agent’s fees, other professional fees and disbursements and other obligations arising and payable under or in connection with that certain Credit Agreement, dated as of July 28, 2015 (as amended, modified, or supplemented from time to time, the “RBL Credit Agreement,” and together with all Loan Documents (as defined in the RBL Credit Agreement), and all other documentation executed or delivered in connection therewith, the “RBL Documents” and such facility, the “RBL Facility”), by and among Lonestar, as borrower, Citibank, N.A., as administrative agent and collateral agent (the “RBL Agent”), the lenders party thereto from time to time (the “RBL Lenders,” and together with the RBL Agent, Issuing Banks, Treasury Management Parties, Swap Lenders and Indemnitees, the “RBL Secured Parties”), and the other parties thereto;

Notes Claims: The “Notes Claims” consist of any and all claims and obligations arising under or in connection with the 11.250% Senior Notes due 2023 (the “Notes” and the holders thereof, the “Noteholders”) issued

2

pursuant to that certain Indenture, dated as of January 4, 2018 (as amended, modified, or supplemented from time to time), by and among Lonestar, as issuer, each of the guarantors party thereto from time to time, and UMB Bank, N.A., as trustee (in such capacity, together with any successor trustee, the “Notes Trustee”) governing the issuance of the Notes (the “Indenture”);

General Unsecured Claims: consisting of prepetition general unsecured claims (other than the Notes Claims or any Intercompany Claims) (the “General Unsecured Claims”);

Intercompany Claims: consisting of any claim held by a Debtor against another Debtor (the “Intercompany Claims”);

Parent Preferred Equity Interests: consisting of any shares of preferred stock of Parent, and any options, warrants, or rights to acquire any such shares of preferred stock of Parent (the “Parent Preferred Equity Interests”);

Parent Common Equity Interests: consisting of any shares of common stock of Parent and any options, warrants, or rights to acquire any such shares of common stock of Parent (the “Parent Common Equity Interests”); and

Lonestar Subsidiary Interests: consisting of any equity interests in any of the Lonestar Subsidiaries including common equity interests and any options, warrants, or rights to acquire any equity interests in any Lonestar Subsidiary (the “Lonestar Subsidiary Interests”).

Commodity Hedging

All of the Company’s hedging positions with the Swap Lenders (as defined in the RBL Credit Agreement) have been or will be consensually terminated prior to the Petition Date in order to provide the Company approximately $30 million of cash proceeds (the “Hedge Unwind Proceeds”). The Hedge Unwind Proceeds shall be held in a blocked account at Citibank subject to a control agreement.

At the “first day” hearing, the Debtors shall seek entry of a hedging order (the “Hedging Order”), which shall be in form and substance acceptable to the Company and the RBL Agent, authorizing the Debtors to: (a) enter into amended and restated swap agreements and new swap agreements, as applicable (collectively, the “Postpetition Swap Agreements”) with Swap Lenders party to prepetition swap agreements or any Consenting RBL Lender or its Affiliate (as defined in the RBL Credit Agreement) (collectively, the “Postpetition Hedging Lenders”) and (b) provide superpriority treatment to the Postpetition Hedging Lenders for claims arising under or in connection with the Postpetition Swap Agreements.

On the Plan Effective Date (as defined below), the Postpetition Swap Agreements will be novated to the borrower under the Facilities (as defined below).

3

Funding of Chapter 11 Cases and Use of Cash Collateral	The Chapter 11 Cases shall be funded with cash on hand (including the Hedge Unwind Proceeds). The Debtors will continue using prepetition collateral and cash collateral (including the Hedge Unwind Proceeds) pursuant to the terms of the Cash Collateral Orders, which shall be in form and substance acceptable to the Company and the RBL Agent. The Company and the RBL Agent will consult with, and consider in good faith any comments received from, counsel to the Ad Hoc Noteholders Group with respect to the Cash Collateral Orders.

Exit Financing	On the Plan Effective Date, the Reorganized Debtors[1] will enter into (a) a revolving credit facility (the “Revolving Credit Facility” and the loans thereunder, the “Revolving Loans” and each lender thereunder a “Revolving Lender”), (b) a second-out term loan credit facility (the “Second Out Term Loan Facility”, and the loans thereunder, the “Second Out Term Loans”), and (c) if necessary, a last-out term loan credit facility (the “Last Out Term Loan Facility”, and the loans thereunder, the “Last Out Term Loans”, and together with the Revolving Credit Facility and the Second Out Term Loan Facility, the “Facilities”), the terms and conditions of each of which shall be consistent in all material respects with the Facilities Term Sheet attached hereto as Exhibit 1 (the “Facilities Term Sheet”).

New Warrants	On the Plan Effective Date, the Reorganized Debtors shall have issued warrants (the “New Warrants”) to purchase up to 10% of the New Equity Interests, subject to dilution only by the MIP Equity (as defined below), to the holders of allowed RBL Claims that have voted to accept the Plan and become a Revolving Lender under the Revolving Credit Facility, on terms and conditions consistent in all material respects with the Warrant Term Sheet attached hereto as Exhibit 2 (the “Warrant Term Sheet” and, together with this Plan Term Sheet, and the Facilities Term Sheet, the “Term Sheets”).

TREATMENT OF CLAIMS AND INTERESTS AGAINST THE DEBTORS

The below summarizes the treatment to be received on or as soon as practicable after the Plan Effective Date by holders of claims against, and interests in, the Debtors pursuant to the Plan and the voting status of such claims and interests.

[1]	The term “Reorganized Debtors” means the Debtors, as reorganized pursuant to the Plan on or after the Plan Effective Date.

4

Administrative Expense, Priority Tax, and Other Priority Claims

Allowed administrative, priority tax, and other priority claims shall be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) (or other applicable provisions) of the Bankruptcy Code.

Unimpaired – Presumed to Accept

RBL Claims

On the Plan Effective Date, each holder of an allowed RBL Claim that has voted to accept the Plan shall receive its pro rata share of:

(a) cash in an amount equal to all accrued and unpaid interest (at the non-default rate so long as the Restructuring Support Agreement has not been terminated), fees, and other amounts (excluding amounts owed for principal, undrawn letters of credit and contingent reimbursement and indemnification obligations) owing under the RBL Facility through the Plan Effective Date as set forth in the RBL Documents (the “RBL Cash Distribution”), to the extent not previously paid;

(b) the Revolving Loans;

(c) the New Warrants; and

(d) the Second Out Term Loans; and

each holder of an allowed RBL Claim that has not voted on the Plan or has voted to reject the Plan shall receive its pro rata share of:

(a) the RBL Cash Distribution, to the extent not previously paid; and

(b) the Last Out Term Loans.

Impaired – Entitled to Vote

Other Secured Claims

Each holder of an allowed secured claim (other than a priority tax claim or RBL Claim) shall receive (a) cash equal to the full allowed amount of its claim, (b) reinstatement of such holder’s claim, (c) the return or abandonment of the collateral securing such claim to such holder, or (d) such other less favorable treatment as may otherwise be agreed to by such holder and the Debtors (with the consent of the RBL Agent and the Required Consenting Noteholders).

Unimpaired – Deemed to Accept

5

Notes Claims

Each holder of an allowed Notes Claim shall receive its pro rata share of 96% of the new equity interests to be issued by Reorganized Parent[2] pursuant to the Plan on the Plan Effective Date (the “New Equity Interests”), subject to dilution by the MIP Equity and the New Warrants.

Impaired – Entitled to Vote

General Unsecured Claims

On or as soon as practicable after the earliest to occur of the Plan Effective Date and the date such claim becomes due in the ordinary course of business, except to the extent that a holder agrees to less favorable treatment, each holder of an allowed General Unsecured Claim shall receive payment in full in cash on account of their allowed claim or such other treatment as would render such claim unimpaired.

Holders of General Unsecured Claims will not be required to file any proof of claim in the Chapter 11 Cases.

Unimpaired – Deemed to Accept

Intercompany Claims

Intercompany Claims shall be reinstated, compromised, or cancelled, at the option of the relevant holder of such claims with the consent of the RBL Agent and the Required Consenting Noteholders.

Impaired – Deemed to Accept

Parent Preferred Equity Interests

All Parent Preferred Equity Interests shall be cancelled, and each holder of Parent Preferred Equity Interests shall receive, on account of such Parent Preferred Equity Interests, its pro rata share of 3% of the New Equity Interests, subject to dilution by the MIP Equity and the New Warrants.

Impaired – Entitled to Vote

Parent Common Equity Interests

All Parent Common Equity Interests shall be cancelled, and, solely to the extent permitted under section 1129(b)(2)(C) of the Bankruptcy Code, each holder of Parent Common Equity Interests shall receive, on account of such Parent Common Equity Interests, its pro rata share of 1% of the New Equity Interests, subject to dilution by the MIP Equity and the New Warrants.

Impaired – Entitled to Vote

2 The term “Reorganized Parent” means Lonestar Resources US Inc., as reorganized pursuant to the Plan on or after the Plan Effective Date, or the new parent of the Reorganized Debtors, whether by merger, consolidation or otherwise, and may be a corporation, limited liability company or partnership, as determined by the Company and the Required Consenting Noteholders (subject to the reasonable consent of the RBL Agent).

6

Lonestar Subsidiary Interests

All Lonestar Subsidiary Interests shall remain effective and outstanding on the Plan Effective Date and shall be owned and held by the same applicable entities that held and/or owned such interests immediately prior to the Plan Effective Date.

Unimpaired – Deemed to Accept

OTHER TERMS OF THE TRANSACTION

Definitive Documents	This Plan Term Sheet is indicative, and any final agreement with respect to the Transaction will be subject to the Definitive Documents. The Definitive Documents shall (i) contain terms and conditions consistent in all respects with the Term Sheets and the Restructuring Support Agreement, and (ii) be consistent with and subject to the applicable approval and consent rights set forth in this Plan Term Sheet and the Restructuring Support Agreement; provided, that, upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification letter or instrument related to the Transaction shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of the Term Sheets and the Restructuring Support Agreement as they may be modified, amended, or supplemented in accordance with the Restructuring Support Agreement.

Executory Contracts and Unexpired Leases	The Company reserves the right to reject certain executory contracts and unexpired leases subject to the consent of (i) the RBL Agent (acting at the direction of the Required Consenting RBL Lenders), and (ii) the Required Consenting Noteholders (such consent not to be unreasonably withheld or delayed). All executory contracts and unexpired leases not expressly rejected will be deemed assumed pursuant to the Plan.

Corporate Governance

The material terms and conditions of the new corporate governance documents (the “New Corporate Governance Documents”) shall be set forth in the Plan Supplement. The New Corporate Governance Documents shall include customary language to address bank regulatory issues.

The New Equity Interests shall be DTC-eligible upon, or substantially concurrently with, emergence.

Board of Directors	The initial directors of the board or other governing body of Reorganized Parent (the “New Board”) shall be selected by the Ad Hoc Noteholder Group (and shall include the chief executive officer of Reorganized Parent).

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Management Incentive Plan

On or before the 60th day following the Plan Effective Date or as soon as reasonably practicable thereafter, Reorganized Parent shall enter into a management incentive plan (the “Management Incentive Plan”) which shall (i) reserve 8% of the New Equity Interests (or restricted stock units, options, or other rights exercisable, exchangeable, or convertible into such New Equity Interests) on a fully diluted basis to certain members of senior management to be determined by the New Board (“MIP Equity”) and (ii) otherwise contain terms and conditions (including the form of awards, allocation of awards, vesting and performance metrics) to be determined by the New Board.

Any shares of MIP Equity acquired pursuant to the Management Incentive Plan shall dilute the shares of New Equity Interests (including, without limitation, any equity issued with respect to the New Warrants) otherwise distributed pursuant to the Plan.

Releases, Exculpation, and Indemnification	The Plan and the Combined Disclosure Statement and Confirmation Order will contain customary mutual releases (including third party releases), exculpation, and indemnification provisions, in each case, to the fullest extent permitted by law, in favor of the Company, the Reorganized Debtors, the RBL Secured Parties, the Postpetition Hedging Lenders, the lenders, agents, and other parties to the Facilities as of the Effective Date, the Consenting Noteholders, the members of the Ad Hoc Noteholders Group, the Indenture Trustee, holders of Parent Preferred Equity Interests and holders of Parent Common Equity Interests that provide a release, and each of their respective current and former affiliates, subsidiaries, members, directors, officers, professionals, advisors, and employees, in their respective capacities as such. Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company and such other releasing party, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, or otherwise, that the Company or such other releasing party would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Plan Effective Date arising from or related in any way in whole or in part to the Company or its affiliates or subsidiaries, the RBL Facility, the Notes, the Chapter 11 Cases, the Plan, the Disclosure Statement, the Facilities, the Restructuring Support Agreement, the Term Sheets, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documents or related agreements, instruments, or other documents. To the maximum extent permitted by applicable law, any such releases shall bind all parties that affirmatively vote to accept the Plan, those parties that abstain from voting on the Plan if they fail to opt-out of the releases, those parties that vote to reject the Plan unless they opt-out

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of the releases, those non-voting parties that fail to return an opt-out form, and all other holders of claims and interests to the maximum extent permitted under applicable law.

Injunction & Discharge	The Plan and the Combined Disclosure Statement and Confirmation Order will contain customary injunction and discharge provisions.

Cancellation of Instruments, Certificates, and Other Documents

On the Plan Effective Date, except to the extent otherwise provided herein, in the Plan, or in the Facilities, all instruments, certificates, and other documents evidencing debt of or equity interests in Parent and its subsidiaries shall be cancelled, and the obligations of Parent and its subsidiaries thereunder, or in any way related thereto, shall be discharged; provided, however, that the RBL Facility, the other RBL Documents and all liens, mortgages, and security interests granted by the Debtors pursuant to the RBL Facility and the other RBL Documents to secure the RBL Claims prior to the Petition Date will be unaltered by the Plan (other than amending and restating certain RBL Loan Documents in accordance with the Plan), and all such liens, mortgages and security interests shall remain in effect to the same extent, in the same manner and on the same terms and priorities as they were prior to the Petition Date and secure the obligations of the Reorganized Company under the Facilities.

The Postpetition Swap Agreements shall be unaltered by the Plan.

All indemnification obligations and expense reimbursement obligations of the Debtors arising under the RBL Documents in favor of the parties to the RBL Facility, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and shall be assumed and be enforceable against the Reorganized Debtors on and after the Plan Effective Date under the Facilities.

Except to the extent otherwise provided herein, in the Plan, or in the Facilities, the Debtors or the Reorganized Debtors may take such actions necessary to cause the wind-up and dissolution of certain Lonestar Subsidiaries to be identified on or prior to the Plan Effective Date with the consent of the RBL Agent and the Required Consenting Noteholders.

Employee Compensation, Severance, and Benefit Programs	Reorganized Parent and certain members of senior management of Parent shall on the Plan Effective Date, enter into employment contracts that will be effective on the Plan Effective Date (the “New Employment Contracts”). Solely to the extent of and simultaneous with the effectiveness of the New Employment Contracts, each member of senior management of Reorganized Parent party thereto shall agree to terminate their respective rights under the Company’s change-in-control severance plan and waive and release all claims relating thereto.

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Other than as set forth in the immediately preceding paragraph with respect to senior management’s rights under the change-in-control severance plan, the New Employment Contracts and all other employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company applicable to any of its employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, change-in-control plans, life and accidental death and dismemberment insurance plans (collectively, the “Specified Employee Plans”), shall be assumed by the Company (and assigned to the Reorganized Debtors, if necessary) pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan and the Combined Disclosure Statement and Confirmation Order. All claims arising from the Specified Employee Plans shall be unimpaired by the Plan.

Tax Issues	The Plan shall, subject to the terms and conditions of the Restructuring Support Agreement, be structured to achieve a tax efficient structure, in a manner reasonably acceptable to the Company, the RBL Agent, and the Required Consenting Noteholders.

Securities Law Exemptions	The Plan and the Combined Disclosure Statement and Confirmation Order shall provide that the issuance of any securities thereunder will be exempt from securities laws in accordance with section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, and/or Regulation D of the Securities Act.

Registration Rights	To be determined by the Company and the Required Consenting Noteholders.

SEC Reporting	To be determined by the Company and the Required Consenting Noteholders.

D&O Liability Insurance Policies, Tail Policies, and Indemnification	The Company shall maintain and continue in full force and effect all insurance policies for directors’, managers’ and officers’ liability (the “D&O Liability Insurance Policies”). The Company shall assume (and assign to the Reorganized Debtors, if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan and the Combined Disclosure Statement and Confirmation Order, all of the D&O Liability Insurance Policies and all indemnification provisions in existence as of the date of the Restructuring Support Agreement for directors, managers and officers of the Company (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise, such indemnification provisions, “Indemnification Provisions”). All claims arising from the D&O Liability Insurance Policies and such Indemnification Provisions shall be unimpaired by the Plan.

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Plan Effective Date	The date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan and the Plan becomes effective according to its terms (the “Plan Effective Date”).

Conditions to Plan Effectiveness

The Plan shall contain customary conditions precedent to confirmation of the Plan and occurrence of the Plan Effective Date, which may be waived in writing by agreement of the Debtors, the RBL Agent, and the Required Consenting Noteholders, in each case, subject to the consent rights provided for in the Restructuring Support Agreement, including, among others:

(i)  the Plan and Disclosure Statement and the other Definitive Documents (as applicable) shall be in full force and effect, and in form and substance, and containing terms and conditions, consistent in all material respects with the Term Sheets and the Restructuring Support Agreement;

(ii)   the Bankruptcy Court shall have entered the Final Cash Collateral Order in form and substance consistent in all material respects with the Term Sheets and the Restructuring Support Agreement, and such Final Cash Collateral Order shall remain in full force and effect, and no Termination Event (as defined in the Final Cash Collateral Order) shall have occurred or be continuing thereunder;

(iii)   all of the Restructuring Expenses shall have been paid in full in cash;

(iv)  the Bankruptcy Court shall have entered the Combined Disclosure Statement and Confirmation Order in form and substance consistent in all material respects with the Term Sheets and the Restructuring Support Agreement and otherwise in form and substance acceptable to the Debtors, the RBL Agent and the Required Consenting Noteholders, and such order shall not have been stayed, modified or vacated, and shall, among other things:

a.    authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, and other agreements or documents created in connection with the Plan in a manner consistent in all respects with the Restructuring Support Agreement and subject to the consent rights set forth therein;

b.   decree that the provisions in the Combined Disclosure Statement and Confirmation Order and the Plan are non-severable and mutually dependent;

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c.    authorize the Debtors to: (1) implement the Transaction; (2) make all distributions and issuances as required under the Plan, including Cash, New Equity Interests and the New Warrants; (3) enter into the Facilities and (4) enter into any agreements and transactions, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein; and

d.   authorize the implementation of the Plan in accordance with its terms;

(v)    the final version of the Plan, the Definitive Documents, and all other documents contained in any supplement to the Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable, in form and substance consistent in all material respects with the Restructuring Support Agreement, the Term Sheets, and the Plan;

(vi)  the Facilities shall be in full force and effect and be consummated concurrently with the Plan Effective Date, including, but not limited to:

a.    the documents related to the Facilities shall have been duly executed and delivered by all of the relevant parties thereto; and

b.   all conditions precedent (other than any conditions related to the occurrence of the Plan Effective Date) to the effectiveness of the Facilities shall have been satisfied or waived in writing in accordance with the terms of each of the Facilities;

(vii)  the New Corporate Governance Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

(viii)   the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect;

(ix)  the Debtors shall have implemented the Transaction and all transactions contemplated in the Term Sheets in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein), the Term Sheets, and the Plan; and

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(x)    all governmental approvals and consents, including Bankruptcy Court approval, that are legally required for the consummation of the Plan and each of the other transactions contemplated by the Restructuring Support Agreement shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired, if applicable.

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Exhibit 1

Facilities Term Sheet

Lonestar Resources America Inc.

Amended and Restated Senior Secured Credit Agreement

Indicative Summary of Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, dated as of July 28, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”). This Term Sheet does not attempt to describe all of the terms, conditions and requirements that would pertain to the transactions described herein, but rather is intended to outline certain items around which the transactions will be structured. Any agreement to provide the Facilities (as defined below) described herein or any other financing arrangement will be subject to definitive documentation satisfactory to the Agent and the Lenders, each acting in its sole discretion, and approval from each such person’s internal credit committees.

Summary of Amended and Restated Senior Secured Credit Agreement

I. Parties

Borrower:	Reorganized Lonestar Resources America Inc. (the “Borrower”)

Guarantors:	Reorganized Lonestar Resources US Inc. (the “Parent”) and each Subsidiary of the Borrower (other than any Excluded Subsidiary) (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”).

Agent:	Citibank, N.A. as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agent”).

II. Facilities

Type and Amount of Facilities:

The Existing Credit Agreement shall be amended and restated (the “Amended and Restated Senior Secured Credit Agreement”) to provide for:

(i) a first out senior secured revolving credit facility subject to a borrowing base described below (the “Revolving Credit Facility” and the lenders thereunder the “Revolving Lenders”) in an amount equal to 80% of the aggregate outstanding principal amount of loans and LC Exposure under the Existing Credit Agreement on the Closing Date (as defined below) of (a) the Consenting RBL Lenders (as defined in the Restructuring Support Agreement to which this

    Term Sheet is attached) and (b) any other Lender under the Existing Credit Agreement that votes to accept the Plan of Reorganization (as defined below) (such Lenders, the “Accepting Lenders”), provided that, on the Closing Date (as defined below), the aggregate principal amount of the Revolving Credit Facility shall not be less than $152,000,000;

(ii)  a second out senior secured term loan facility (the “Second Out Term Loan Facility”) in an amount equal to 20% of the aggregate outstanding principal amount of loans and LC Exposure under the Existing Credit Agreement on the Closing Date of the Consenting RBL Lenders and the Accepting Lenders (the loans thereunder, the “Second Out Term Loans”); and

(iii)  if necessary, a last out senior secured term loan facility (the “Last Out Term Loan Facility” and together with the Second Out Term Loan Facility, the “Term Facilities”) in an amount equal to 100% of the aggregate outstanding principal amount of loans and LC Exposure on the Closing Date of any RBL Lenders under the Existing Credit Agreement that are not Consenting RBL Lenders or Accepting Lenders, (the loans thereunder (if any), the “Last Out Term Loans” and together with the Second Out Term Loans, the “Term Loans”)

(together, the “Facilities”).

All amounts due and owing to the Secured Parties under the Existing Credit Agreement (including, but not limited to, any interest, fees, non-contingent expense reimbursement or indemnification obligations owed to the Secured Parties pursuant to the Existing Credit Agreement and related loan documents and any other “Obligations” under the Existing Credit Agreement, but excluding Existing Letters of Credit (as defined below), any contingent expense reimbursement or indemnification obligations and the outstanding principal amount of loans under the Existing Credit Agreement) shall be repaid (or deemed repaid) in full in cash on the Closing Date.

Maturity Dates and Amortization:	The Revolving Credit Facility shall mature on the date falling 36 months after the Closing Date.

The Second Out Term Loan Facility shall mature on the date falling 36 months after the Closing Date and will amortize with quarterly installments in an amount equal to $5.0 million, commencing on December 31, 2020. Any amounts applied as a prepayment of the Second Out Term Loans shall be applied as a credit against the immediately succeeding amortization installment, or installments (as the case may be).

The Last Out Term Loan Facility shall mature on the date falling 42 months after the Closing Date.

The Revolving Credit Facility and the Last Out Term Loan Facility shall not be subject to amortization.

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of $2.5 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by Citibank, N.A. (in such capacity, the “Issuing Bank”).

Letters of Credit issued under the Existing Credit Agreement which remain undrawn on the Closing Date (the “Existing Letters of Credit”) shall be “rolled” into and automatically be deemed to be issued and outstanding under the Revolving Credit Facility.

Interest Rate:	The loans under the Revolving Credit Facility (the “Revolving Loans”) and the Term Loans shall accrue interest at a rate per annum equal to LIBOR (subject to a 1.00% floor) plus 4.50% or, at the option of the Borrower, ABR (subject to a 2.00% floor) plus 3.50% (the “Applicable Margin”). The Facilities shall include customary provisions relating to a replacement rate for LIBOR.

Fees:

Upfront Fee: A fully earned non-refundable one-time fee equal to 2.00% of the aggregate principal amount of the Revolving Credit Facility on the Closing Date, which fee shall be payable on the Closing Date to the Revolving Lenders on a pro rata basis.

Unused Commitment Fee: The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender on a pro rata basis a commitment fee, in an amount equal to 1.00% of the average daily amount of the unused portion of the commitment of each Revolving Lender. Accrued commitment fees shall be payable quarterly in arrears.

Warrants: The Borrower shall deliver stock warrants representing up to 10% of the Equity Interests of the Parent, in form and substance acceptable to the

Administrative Agent and on terms consistent with the Warrant Term Sheet attached as Exhibit 2 to the Plan Term Sheet attached to the Restructuring Support Agreement, which shall be distributed to the Revolving Lenders on a pro rata basis.

Letter of Credit Fees: The Borrower shall pay a participation fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans on the face amount of each such Letter of Credit. Such participation fee shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit, shall be payable quarterly in arrears to the Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Bank for its own account.

Agency Fee: The Borrower shall pay to the Agent an annual administrative fee, payable in advance, in an amount per annum to be agreed, with the initial payment thereof due on the Closing Date. Payment of the Agency Fee to be documented in a letter in form and substance (including the amount of the annual fee) reasonably satisfactory to the Agent and the Borrower.

Collateral/Guarantee:	The Facilities, treasury management products provided by a Revolving Lender or an affiliate of a Revolving Lender to the Borrower or any of its Subsidiaries (a “Treasury Management Party”), each swap agreement between the Borrower or any subsidiary of the Borrower and a Revolving Lender or an affiliate of a Revolving Lender (a “Swap Lender”) (whether entered into in connection with the Existing Credit Agreement or during the term of the Facilities) and any other obligations of the Borrower and the Guarantors owed to the Lenders, the Agent, the Issuing Bank, each Swap Lender, each Treasury Management Party, and each other party to whom the Loan Parties provide indemnities under the Credit Documentation (as defined below) shall be secured by first priority, perfected liens and security interests on substantially the same personal and real property assets of the Loan Parties as provided under and in connection with the Existing Credit Agreement, including for the avoidance of doubt mortgages on oil and gas properties representing 100% of the Recognized Value of all of the Loan Parties’ oil and gas properties (the “Collateral Coverage Covenant”). Each Guarantor under the Existing Credit Agreement shall guarantee the Facilities on substantially similar terms. The provisions governing testing of, and compliance with, the Collateral Coverage Covenant shall be substantially consistent with the Existing Credit Agreement (including Section 8.14(a) thereof).

In addition, the Parent will become a Guarantor under the Amended and Restated Senior Secured Credit Agreement and enter into (i) a pledge over 100% of the Equity Interests of the Borrower and (ii) an all assets security agreement, which shall in each case, create a first priority perfected lien over such collateral in favor of the Secured Parties.

The amended and restated Security Instruments shall be based on the Security Instruments entered into under and in connection with the Existing Credit Agreement but shall be amended and restated to reflect such amendments as required to be in form and substance reasonably satisfactory to the Agent and the Borrower. Any collateral filings made in connection with the existing Security Instruments and Existing Credit Agreement shall remain in place.

Borrowing Base:

Substantially consistent with the Existing Credit Agreement giving due regard to the Documentation Principles (as defined below); provided that, the first scheduled Borrowing Base redetermination shall occur on February 1, 2021 and there shall be no scheduled or interim redeterminations prior to such date. The redetermination of the Borrowing Base on February 1, 2021 may be based on a reserve report prepared by the chief engineer of the Borrower.

On the Closing Date, the initial Borrowing Base will be set at the amount of the Revolving
Credit Facility.

In addition to any other rights of the Borrower to request an Interim Borrowing Base redetermination (as set out in the Existing Credit Agreement), if the Second Out Term Loan
Facility is repaid in full in cash on or prior to the date falling 12 months after the Closing
Date (to the extent permitted as set forth in the “Voluntary Prepayments” section), the
Borrower shall have the right to elect an additional interim Borrowing Base redetermination within 30 days of the full cash repayment of the Second Out Term Loan Facility.

III. Certain Payment Provisions

Voluntary Prepayments:

Voluntary prepayments of Revolving Loans and reductions of commitments shall be permitted in whole or in part without premium or penalty (but subject to payment of applicable breakage costs, if any) in minimum amounts and with prior notices to be agreed. The Last Out Term Loans may not be prepaid prior to the payment in full in cash of the (x) Revolving Loans and permanent cancellation of the revolving commitments (or, to the extent agreed by the Issuing Bank and Revolving Lenders, cash collateralization of the Letters of Credit) and (y) the Second Out Term Loans. In no event shall prepayment of Last Out Term Loans be subject to any penalty or premium.

Voluntary prepayments of Second Out Term Loans shall be permitted in whole or in part without premium or penalty (but subject to payment of applicable breakage costs, if any) provided that, any such prepayment does not cause liquidity on a pro forma basis, after giving effect to such payment, to be less than $15.0 million, there is no default or event of default and no Borrowing Base Deficiency exists.

Mandatory Prepayments:

Substantially consistent with the Existing Credit Agreement giving due regard to the Documentation Principles provided that, Section 3.04(c)(v) of the Existing Credit Agreement with respect to the mandatory prepayment provisions applicable during the Limitation Period shall be deleted.

In addition, the Amended and Restated Senior Secured Credit Agreement shall require that:

(a)     within one (1) Business Day of the Closing Date, the Borrower applies cash on hand to prepay the Revolving Credit Facility such that the aggregate principal amount available for borrowing under the Revolving Credit Facility following such prepayment is an amount equal to or greater than $15.0 million (the “Closing Prepayment Requirement”); and

(b)     if, while there are outstanding Borrowings or LC Exposure, the Borrower and the other Loan Parties have a Consolidated Cash Balance[3] as at 5.00 p.m. Central time on Thursday of each week (or if such day is not a Business Day, the next succeeding Business Day) in excess of $20,000,000 (the “Consolidated Cash Limit” and any excess thereof, the “Excess Cash”) on such date (other than the proceeds of a borrowing that will be used within three Business Days of such borrowing), then the Borrower shall, prior to 3:00 p.m. on Friday of each week (or if such day is not a Business Day, the next succeeding Business Day) , prepay the Revolving Loans in the amount of the Excess Cash (other than the proceeds of a borrowing that will be used within three Business Days of such borrowing), and if any excess remains after prepaying the Revolving Loans in full, pay to the Administrative Agent on behalf of the Revolving Lenders to be held as cash collateral an amount equal to the lesser of (a) such remaining Excess Cash and (b) the LC Exposure.

Ranking of Facilities:

Subject to the senior ranking of Secured Swap Agreements (as defined below) described below, the Revolving Credit Facility (including any treasury management products of a Treasury Management Party) will be the most senior ranking credit facility in right of payment under the Amended and Restated Senior Secured Credit Agreement.

The Second Out Term Loan Facility will be subordinate in right of payment to the obligations under the Revolving Credit Facility and senior in right of payment to the Last Out Term Loan Facility.

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To be defined as mutually agreed, including, without limitation, exclusions for (i) cash set aside to pay royalty obligations, working interest obligations, vendor payments, suspense payments, similar payments as are customary in the oil and gas industry, severance, ad valorem taxes, payroll, payroll taxes, other taxes of the Borrower or any Subsidiary then due and owing, (ii) to the extent the payment of such amounts is not prohibited by the Amended and Restated Senior Secured Credit Agreement, other amounts in respect of which the Borrower or any Subsidiary has issued checks or initiated wires or ACH transfers to unaffiliated third parties but have not yet been subtracted from the balance in the relevant account) and (iii) net cash proceeds of any equity contribution to fund capital expenditure, investments and voluntary prepayments of other debt (in each case, to the extent permitted under the Amended and Restated Senior Secured Credit Agreement) provided that, (x) the cash proceeds are deposited in an account held with Citibank and (y) the cash proceeds are used (in full) within 30 days of receipt.

The Last Out Term Loan Facility will be subordinate in right of payment to the Revolving Credit Facility and the Second Out Term Loan Facility.

The Revolving Credit Facility, Second Out Term Loan Facility and Last Out Term Loan Facility will be guaranteed and secured by a common first priority lien on the Collateral on a pari passu basis (documented under the same credit agreement and security agreement).

Ranking of Secured Swap Agreements:	The Secured Swap Agreements shall rank senior in right of payment to the principal and interest under the Revolving Credit Facility pursuant to the application of proceeds waterfall (as set out at Section 10.02(c) of the Existing Credit Agreement) and shall rank “second” behind only payment of fees, expenses and indemnities to the Administrative Agent; provided that: (i) upon satisfaction of the Release Condition (as defined below), all Secured Swap Agreements shall automatically rank pari in right of payment with principal under the Revolving Credit Facility and (ii) if any Lender (x) assigns all of its rights and obligations under the Amended and Restated Senior Secured Credit Agreement and (y) terminates its Secured Swap Agreement(s) pursuant to an Additional Termination Event arising due to such assignment, such Secured Swap Agreement(s) shall automatically rank pari in right of payment with principal under the Revolving Credit Facility.
IV. Certain Conditions

Initial Conditions:	The several obligations of each Lender to make (or be deemed to have made) extensions of credit under the Facilities on the closing date (such date of closing and funding, the “Closing Date”) will be subject to usual and customary conditions precedent, including the delivery of an updated reserve report prepared by the chief engineer of the Borrower, and other conditions consistent with the Restructuring Support Agreement (including this Term Sheet) and the Plan (as defined in the Restructuring Support Agreement). In addition, the Borrower shall be required to provide evidence in form and substance satisfactory to the Administrative Agent, that as of the Closing Date, the Borrower has sufficient cash on hand to satisfy the Closing Prepayment Requirement.

On-Going Conditions:	Substantially consistent with the Existing Credit Agreement giving due regard to the Documentation Principles, provided that, at any time when the Consolidated Cash Balance of the Borrower and the other Loan Parties exceeds the Consolidated Cash Limit, no further borrowings under the Revolving Credit Facility shall be permitted.

V. Certain Documentation Matters

Credit Documentation:	The definitive documentation relating to the Facilities will be substantially based on the Existing Credit Agreement; provided that, such definitive documentation (a) shall contain the terms and conditions set forth in this Term Sheet and such other changes as may be mutually agreed by the Borrower and the Administrative Agent, (b) shall give due regard to (i) current market terms for restructured reserve based revolving credit facilities for borrowers emerging from bankruptcy, and (ii) operational and strategic requirements of the Borrower and its Subsidiaries, in each case, as mutually agreed by the Borrower and the Administrative Agent and (c) reflect such amendments as required to reflect the addition of the Second Out Term Loan Facility (including necessary amendments to reflect the amortization thereof) and, if required, the Last Out Term Loan Facility (the “Documentation Principles”).

Financial Covenants:

Financial Covenants, benefitting the Revolving Credit Facility only, will be tested as of the last day of each fiscal quarter, commencing on the last day of the first fiscal quarter to occur immediately following the Closing Date and will include, without limitation:

Total Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter, permit its ratio of Total Debt as of such time to EBITDAX to exceed 3.5 to 1.0.

Current Ratio: The Borrower will not permit its ratio of (i) consolidated current assets to (ii) consolidated current liabilities to be less than (a) for the fiscal quarter ending December 31, 2020: 0.95 to 1.0 and (b) for any fiscal quarter thereafter 1.0 to 1.0. Other than as set out above, all financial definitions and calculations shall be on terms substantially consistent with the Existing Credit Agreement giving due regard to the Documentation Principles, unless otherwise agreed by the Administrative Agent.

For the avoidance of doubt, Lenders under the Term Facilities will not benefit from the Financial Covenants.

Commodity Hedging:

The Borrower shall (or shall cause another Loan Party to) (i) on or before the date falling 20 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), maintain swap agreements for no less than 80% of the Projected Production from the total Proved Developed Producing Reserves of the Borrower and its Subsidiaries for the 36 consecutive months that follow the Closing Date (as such production is set forth in the reserve report to be delivered as a condition precedent to the Closing Date) and (ii) as at the date of each Swap Agreement Certificate[4], maintain swap agreements for no less than 75% of the Projected Production from the total Proved Developed Producing Reserves of the Borrower and its Subsidiaries for the 24 consecutive months that follow the date of such certificate.

All swap agreements that receive pari lien treatment (the “Secured Swap Agreements”) must be entered into with Revolving Lenders or Affiliates of Revolving Lenders only.

Representations and Warranties; Affirmative Covenants; Events of Default; Expenses and Indemnification; Defaulting Lender:	Each substantially consistent with the Existing Credit Agreement, giving due regard to the Documentation Principles.

Change of Control:	The Events of Default shall include a Change of Control, which shall be defined in a manner to be mutually agreed, provided that, a Change of Control shall be triggered if Frank D. Bracken, III ceases to be employed as, or perform the function of, the chief executive officer of the Borrower by reason of his (i) employment being terminated without cause or (ii) resignation with good reason, and, in each case, a successor chief executive officer reasonably acceptable to the Required Revolving Lenders[5] is not appointed within 45 days of such termination or resignation (or such later date as agreed by the Administrative Agent, in its sole discretion) (the “CEO Change of Control”), provided further that, the CEO Change of Control shall not be triggered as a result of such resignation or termination of employment if, at the time of such resignation or termination, the Release Condition is satisfied.

[4]	To be delivered concurrently with the annual and quarterly financial statements in accordance with the Existing Credit Agreement.
[5]	Note: to be defined as Revolving Lenders holding 66.67% of the Loans and Commitments under the Revolving Credit Facility.

“Release Condition” shall mean the satisfaction of each of the following conditions: (i) the Last Out Term Loan Facility does not exist, (ii) the Second Out Term Loans have been repaid in full in cash, (iii) the aggregate principal amount available for borrowing under the Revolving Credit Facility is at least 30% of the total commitments thereunder and (iv) no default or event of default and no Borrowing Base Deficiency exists.

Assignments and Participations:	Substantially consistent with the Existing Credit Agreement, giving due regard to the Documentation Principles and provided that, no Lender will be able to assign its rights and obligations under the Second Out Term Loan without also assigning the corresponding pro rata amount of such Lender’s commitments and loans under the Revolving Credit Facility.

Negative Covenants:	Substantially consistent with the Existing Credit Agreement, giving due regard to the Documentation Principles, provided that, the Parent and the Borrower shall not be permitted to declare or pay any dividends or distributions (other than dividends by the Borrower to the Parent necessary to directly fund Parent’s reasonable operating, general and administrative costs and expenses, including without limitation, legal, accounting, reserve engineering and or similar expenses incidental to the direct or indirect ownership of the Loan Parties and the Parent’s status as an SEC reporting company, the payment of taxes and the payment or reimbursement of claims made pursuant to customary indemnification arrangements, in each case solely to the extent (i) such payments are permitted under the holding company covenant and (ii) the proceeds of any such distributions are applied by the Parent promptly for such permitted purpose) and provided further that, unless otherwise mutually agreed, the baskets and exceptions to the covenants shall be substantially consistent with the Existing Credit Agreement, subject to so long as, with respect to clauses (b), and (d) through (l) (inclusive) below, no default or event of default and no Borrowing Base Deficiency exists:

(a)   a general basket for capital leases not to exceed $3.0 million in the aggregate at any time;

(b)   a general debt basket not to exceed $3.0 million in the aggregate at any time;

(c)   a general liens basket in respect of liens on property not securing any other “Obligations” under the Amended and Restated Senior Secured Credit Agreement not to exceed $3.0 million in the aggregate at any time;

(d)   a general liens basket in respect of liens on property securing the Obligations not to exceed $1.0 million in the aggregate at any time;

(e)   a general investments basket not to exceed $1.0 million in the aggregate at any time;

(f)   a general dispositions basket not to exceed $1.0 million in the aggregate per annum;

(g)   an exception for voluntary prepayments of other debt in exchange for, out of, or with the net cash proceeds of any equity contribution;

(h)   an exception basket for investments in exchange for, out of, or with the net cash proceeds of any equity contribution;

(i) Investments funded with new equity in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, provided that the Borrower shall be in compliance, on a pro forma basis after giving effect to any such Investment, with the financial covenants described herein, in each case, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available;

(j) an exception for the exchange of oil and gas properties for the purposes of creating contiguous leaseholds not to exceed $10.0 million in the aggregate per annum;

(k)   an exception for guarantees of obligations incurred under the general baskets described in clauses (a) and (b) above; and

(l) an exception for guarantees to support the performance of obligations not of borrowed money (to the extent constituting debt).

In addition, Section 9.12(c)(iv) of the Existing Credit Agreement shall be amended to provide that asset sale proceeds must be applied in repayment of the Second Out Term Loans subject to reinvestment rights, exceptions, materiality thresholds and other conditions to be agreed, including but not limited to pro forma liquidity compliance, no default or event of default and no Borrowing Base Deficiency.

Holding Company:	The Parent shall be subject to a holding company covenant which shall restrict the Parent from trading, owning any assets or having any liabilities owing to any person with customary exceptions including for the maintenance of its legal existence, the ownership of shares in or loans to the Borrower, liabilities in respect of the Facilities and other activities incidental to the foregoing (including general and administrative activities).

Voting:	The waivers and amendments provisions in the Existing Credit Agreement will be revised to reflect that the Revolving Lenders shall control all matters under the Amended and Restated Senior Secured Credit Agreement and related documents other than customary sacred rights regarding reduction, or extension of payment dates, of the principal and interest on the Term Loans.

EU Bail-In Acknowledgment; Lender ERISA Representation; Qualified Financial Contract Stay Rules:	Customary for transactions of this type.

Governing Law and Forum:	State of New York, except with respect to certain security documents where applicable local law will apply. Exclusive jurisdiction and venue of the federal and state courts of the State of New York located in the Borough of Manhattan in New York City.

Counsel to the Administrative Agent:	Linklaters LLP

Exhibit 2

Warrants Term Sheet

Lonestar Resources America Inc.

Warrant Agreement Term Sheet

Indicative Summary of Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan Term Sheet attached to the Restructuring Support Agreement, dated as of September 11, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”). This Term Sheet does not attempt to describe all of the terms, conditions and requirements that would pertain to the transactions described herein, but rather is intended to outline certain basic items around which the transactions will be structured.

Summary of Warrant Agreement

I. Equity Structure

Issuer:	Reorganized Lonestar Resources US Inc. (the “Parent”)

Warrants to be issued:

On the Plan Effective Date, holders of allowed RBL Claims that vote to accept the Plan will receive their pro rata share of two tranches of warrants, each consisting of an equal number of warrants (the “Warrants”) to purchase New Equity Interests of the Parent (the “Tranche 1 Warrants” and the “Tranche 2 Warrants”).

With the exception of the exercise conditions described below, the terms of the Tranche 1 Warrants and the Tranche 2 Warrants will be identical.

Warrants to be issued:

(i) [•] Tranche 1 Warrants, representing a number of New Equity Interests of Parent equal to the product of (a) 5% and (b) the percentage of used and unused Commitments (under and as defined in the Existing Credit Agreement) held by the Consenting RBL Lenders and the Accepting Lenders (as defined in the Exit Facility Term Sheet), on a fully diluted basis, subject to dilution only by the MIP Equity

(ii)  [•] Tranche 2 Warrants, representing a number of New Equity Interests of Parent equal to the product of (a) 5% and (b) the percentage of used and unused Commitments (under and as defined in the Existing Credit Agreement) held by the Consenting RBL Lenders and the Accepting Lenders (as defined in the Exit Facility Term Sheet), on a fully diluted basis, subject to dilution only by the MIP Equity

II. Exercise

Exercise conditions:

(i) The Tranche 1 Warrants will be exercisable at any time after the equity value of the Parent is first equal to or greater than the Minimum Equity Value;

(ii)  The Tranche 2 Warrants will be exercisable on or after the first anniversary of the Plan Effective Date, (A) any time after the equity value of the Parent is first equal to or greater than the Minimum Equity Value, and (B) in the event the Second Out Term Loan Facility remains outstanding as of the first anniversary of the Plan Effective Date.

     “Minimum Equity Value” means $100 million, determined:

(a)   for so long as New Equity Interests of Parent are listed on a national securities exchange in the United States utilizing a 20 trading day VWAP; and

(b)   at any other time, utilizing a formula to be agreed for determining equity value of the Parent based upon the financial statements of the Parent.

Exercise price:	(i) $0.001 per Warrant. (ii) The Warrants may be exercised for cash or pursuant to customary cashless exercise provisions.

Exercise period:	Subject to satisfaction of the applicable Exercise Conditions, the Warrants will be exercisable at any time prior to the third anniversary of the Plan Effective Date.

III. Anti-Dilution Protection	The Warrants will include customary anti-dilution protection, including customary adjustments for equity issued at below fair market value (whether in consideration of cash or assets); provided no adjustments will be made for issuances of MIP Equity and in connection with certain other limited permitted transactions to be agreed.

IV. Sale of the Company	In the event of any direct or indirect sale or other disposition (including without limitation by way of stock sale, merger, consolidation or similar transaction) of all or substantially all of the consolidated assets of Parent and its subsidiaries, taken as a whole, then, (a) if the equity value implied by such transaction is $100.0 million or greater, all remaining Warrants shall be deemed automatically exercised immediately prior to the closing of such transaction and the New Equity Interests issued upon exercise thereof shall be included in such transaction on the same terms and conditions as all other New Equity Interests of the same class (it being understood the Parent shall use its commercially reasonable efforts to cause the purchaser in any such transaction to acquire all remaining Warrants (or the New Equity Interests issued upon exercise thereof) for cash consideration or to provide customary registration rights with respect to any purchase equity interests received as consideration) and (b) any remaining Warrants for which the Exercise Conditions have not been satisfied shall be cancelled and extinguished for no consideration upon the closing of such transaction.
V. Issuer Covenants

Authorized common stock:	At all times while any Warrants are outstanding, the Parent will maintain sufficient authorized common stock to allow for exercise of all Warrants.

Information Rights:	Holders shall be entitled to receive unaudited quarterly and audited annual financial statements, and semi-annual estimates of proved reserves for the Parent and its subsidiaries (which, in the case of the year-end reserve estimates, shall be audited by an independent reserve engineer); provided that the provision of such information and financial statements to lenders pursuant to the Parent’s or its subsidiary’s revolving credit facility and/or in reports filed with the Securities Exchange Commission will be deemed to satisfy this obligation.
VI. Misc.

No Rights as Stockholders	No holder shall, by virtue of Warrants be entitled at any time prior to the conversion of such Warrants to vote, receive dividends or distributions, or be deemed for any purpose a holder of New Equity Interests of the Parent, nor shall anything contained herein be construed to confer upon any such holder any of the rights of a holder of New Equity Interests or any right or entitlement to vote for or upon any matter submitted to such holders of New Equity Interests, to give or withhold consent to any corporate action, to receive notice of meetings or other actions affecting holders of New Equity Interests, to receive subscription rights, to exercise appraisal rights or otherwise. Rather, unless and until such holder converts its Warrants into New Equity Interests, the sole and exclusive right and benefit of such holder shall be its right to exercise the Warrants.

Exhibit B

Form of Joinder

JOINDER TO RESTRUCTURING SUPPORT AGREEMENT

The undersigned hereby acknowledges that it has received and fully reviewed the Restructuring Support Agreement (including the exhibits attached thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Agreement”), dated as of [●], 2020, by and among (i) Lonestar Resources US Inc. (“Parent”), (ii) Lonestar Resources America Inc. (“Lonestar”), (iii) each other direct and indirect wholly-owned, domestic subsidiary of Parent party hereto (each a “Lonestar Subsidiary”, and collectively with Parent and Lonestar, the “Company”), (iv) the RBL Lenders (as defined below) party thereto (the “Consenting RBL Lenders”), and (v) the Noteholders (as defined below) party thereto (the “Consenting Noteholders”). The undersigned acknowledges and agrees, by its signature below, that it is bound by the terms and conditions of the Agreement and shall be deemed a [“Consenting RBL Lender”/“Consenting Noteholder”] for all purposes under the terms of and pursuant to the Agreement as of the date hereof.

Date: [                    ], 2020

[Name of Holder/Proposed Transferee]

By:

Name:

Title:

Principal Amount of RBL Claims as of the date hereof:

$

Principal Amount of Notes Claims as of the date hereof:

$

Address for Notice:

[                    ]

[                    ]

Attention: [                    ]

Facsimile: [                    ]